UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SEACOR Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

Notice of 2014
Annual Meeting
And
Proxy Statement

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

SEACOR Holdings Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 28, 2014

April 10, 2014

To Our Stockholders:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of SEACOR Holdings Inc. (the “Company”) will be held on Wednesday, May 28, 2014, at 11:00 a.m., at 2200 Eller Drive, Fort Lauderdale, FL 33316, for the following purposes:

1.	To elect seven directors to serve until the 2015 Annual Meeting of Stockholders;
2.	To approve, on a non-binding, advisory basis, named executive officer compensation;
3.	To reapprove the Company's Management Incentive Plan;
4.	To approve the SEACOR Holdings Inc. 2014 Share Incentive Plan; and
5.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Shareholders will also transact any other business as may properly come before the Annual Meeting and any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on April 2, 2014, will be entitled to notice of and to vote at the Annual Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Annual Meeting, so that your shares of the Company’s common stock may be represented at the Annual Meeting if you are unable to attend and vote in person. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person. As a convenience, you may vote by telephone or on the Internet per the instructions on the enclosed proxy card.

For the Board of Directors,

Paul L. Robinson
Corporate Secretary

Page

SOLICITATION OF PROXIES, VOTING AND REVOCATION	1
General	1
Voting	1
Revocation of Proxies	2
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2014	2
Solicitation Expenses	2
About SEACOR’s Governance Practices	3
Risk Oversight	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	5
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS	6
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	7
Board of Directors	7
Director Independence	7
Executive Sessions	7
Communications with the Board or Non-Employee Directors	8
Board Candidate Evaluation	8
Biographical Information	9
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES THEREOF	11
Meetings	11
Compensation of Directors	11
Non-Employee Director Compensation Table	12
Corporate Governance Guidelines and Codes of Ethics	13
Committees of the Board	13
Nominating and Corporate Governance Committee	13
Audit Committee	14
Compensation Committee	16
COMPENSATION DISCUSSION AND ANALYSIS	17
Executive Summary – 2013 Company Performance and Compensation Actions	17
Executive Compensation Philosophy and Objectives	20
Setting Executive Compensation	20
Setting Compensation in Relation to Performance	22
Elements of Compensation	24
Compensation of the Executive Chairman (the Principal Executive Officer), the Chief Financial Officer (the Principal Financial Officer) and Other Named Executive Officers	28
Executive Officers of the Registrant	34
Employment Contracts/Termination of Employment/Change of Control Agreements	34
Compensation Tables	35
TABLE I – SUMMARY COMPENSATION TABLE	36
TABLE II – GRANTS OF PLAN-BASED AWARDS	37
TABLE III – OUTSTANDING EQUITY AWARDS	39
TABLE IV – OPTION EXERCISES AND STOCK VESTED	43
TABLE V – NON-QUALIFIED DEFERRED COMPENSATION	44
TABLE VI – POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT, TERMINATION WITHOUT CAUSE OR A CHANGE OF CONTROL	45
RELATED PERSON TRANSACTIONS	46

SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

PROXY STATEMENT

Annual Meeting of Stockholders
To be Held on May 28, 2014

SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share (“Common Stock”), of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2014, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 24, 2014.

Voting

The Board has fixed the close of business on April 2, 2014, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Annual Meeting, and may vote in person or by proxy. Attendance at the Annual Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum for the Annual Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 20,597,448 shares of Common Stock issued and outstanding.

A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for the ten-day period prior to the date of the Annual Meeting, at the offices of the Company, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. As a convenience, you may vote by telephone or on the Internet per the instructions on the enclosed proxy card.

Election to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Only votes “for” a director or votes “withheld” are counted to determine whether a plurality has been cast for each director in the election of directors. Abstentions and “broker non-votes,” described above, are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, stockholders may vote “for” the proposal, “against” the proposal, or “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those matters. Because abstentions are treated as shares of Common Stock present or represented and voting, abstaining has the same effect as a vote “against.” “Broker non-votes” are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) on other, non-routine matters.

On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Annual Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm, and other routine matters. Except for the proposal to ratify the appointment of Ernst & Young LLP, all other matters at the Annual Meeting are expected to be non-routine.

If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of management’s nominees named under “Proposal No. 1 – Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR approval, on a non-binding, advisory basis, of named executive officer compensation as described under “Proposal No. 2 – Advisory Vote on Executive Compensation” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; FOR “Proposal No. 3 – Reapproval of the Company's Management Incentive Plan” in this Proxy Statement and listed under Item 3 of the enclosed proxy card; FOR “Proposal No. 4 – Approval of the SEACOR Holdings Inc. 2014 Share Incentive Plan” in this Proxy Statement and listed under Item 4 of the enclosed proxy card; and FOR “Proposal No. 5 – Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 5 of the enclosed proxy card. If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Annual Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Annual Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Annual Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2014

This Proxy Statement, the Notice of Annual Meeting of Stockholders, a form of proxy card and the Company’s 2013 Annual Report are available on the Internet at www.seacorholdingsinvestors.com.

In addition, you may find information on how to obtain directions to attend the Annual Meeting and vote in person by submitting a query via e-mail to Investor_Relations@ckor.com.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $7,500 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact our proxy solicitation agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokerage Firms, please call (212) 269-5550.
Stockholders, please call (800) 735-3591.

About SEACOR’s Governance Practices

Board Leadership Structure and Lead Independent Director

The Board believes that there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to have Charles Fabrikant, our principal executive officer, serve as Executive Chairman of the Board (the “Executive Chairman”) and Oivind Lorentzen serve as the Chief Executive Officer. In addition, the independent directors have elected a Lead Independent Director (as described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website). Currently, Andrew R. Morse, who was initially elected in February 2011, serves as the Lead Independent Director. The Lead Independent Director, supported by the chairs of the independent committees of the Board, is responsible for assessing the performance of the Executive Chairman and the Chief Executive Officer and protecting against potential management conflicts. The Lead Independent Director and the Executive Chairman are responsible for setting the Board agenda. Mr. Morse is knowledgeable about the Company’s business, having been a member of the Board since June 1998. Mr. Morse also serves as the chair of SEACOR’s Audit Committee, a role the Board believes complements his role as Lead Independent Director. As Lead Independent Director, Mr. Morse (i) confers with the Executive Chairman and the Chief Executive Officer, (ii) convenes and chairs executive sessions of the independent directors, (iii) serves as a liaison between the independent directors and the Executive Chairman and the Chief Executive Officer, as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors, and (iv) is available in appropriate circumstances to discuss or otherwise communicate about corporate governance matters with the Company’s stockholders.

In addition to the Lead Independent Director's role, the chair of each of the three wholly independent key committees of the Board and each individual director are all responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

The Board has adopted significant governance processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website. The Board has also provided mechanisms for stockholders to communicate in writing with the Lead Independent Director, with the non-management and/or independent directors, and with the full Board on matters of significance. These processes are also outlined on the Company’s website.

The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.

The Board has in place a succession planning process that includes ongoing consultation with the Executive Chairman and the Chief Executive Officer, and the development of candidates to address future developments and emergency situations.

Risk Oversight

The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, and initiation of new business lines. The Executive Chairman and the Chief Executive Officer, with the assistance of the Chief Financial Officer, Senior Vice Presidents, Business Unit Leaders, the General Counsel and other key executives, are responsible for, among other risk management measures:

•	obtaining appropriate insurance coverage;
•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company's operations; and
•	evaluating and identifying risk related to the Company's capital structure in light of a rigorous assessment of its business activities.

The Board routinely reviews and evaluates its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Executive Chairman, the Chief Executive Officer and members of the Board both through informal communications, such as e-mail, telephone conference and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from Business Unit Leaders that include a review of risk management issues unique to each Business Unit. Business Unit Leaders also make formal presentations to the Board at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once a year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are intimately familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in dialogue with the Executive Chairman, the Chief Executive Officer and appropriate Business Unit Leaders regarding such risks.

The Audit Committee, together with management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, Business Unit Leaders work closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.

The Board believes that management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our Common Stock by all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock as of April 2, 2014, other than the Company's executive officers and directors.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	1,788,952	8.69%
Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,424,212	6.91%
Royce & Associates LLC(3) 745 Fifth Avenue New York, NY 10151	1,688,428	8.20%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	2,126,570	10.32%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	1,336,204	6.49%
Wellington Management Company, LLP(6) 280 Congress Street Boston, MA 02110	2,153,707	10.46%

(1)	According to a Schedule 13G amendment filed with the SEC on January 30, 2014 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 1,723,495 shares of Common Stock and sole dispositive power with respect to 1,788,952 shares of Common Stock as of December 31, 2013. BlackRock serves as a parent holding company and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,788,952 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding. BlackRock Fund Advisors, a subsidiary of BlackRock, is identified in the Schedule 13G as beneficially owning 5% or more of the Common Stock.
(2)	According to a Schedule 13G amendment filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,396,507 shares of Common Stock and sole dispositive power with respect to 1,424,212 shares of Common Stock as of December 31, 2013. Dimensional is an investment adviser and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Funds and may be deemed to be the beneficial owner of the shares of Common Stock. However, all of the Common Stock is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock held in their respective accounts. No one such Fund’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.
(3)	According to a Schedule 13G amendment filed with the SEC on January 14, 2014 by Royce & Associates, LLC (“Royce”), Royce has sole dispositive and sole voting power over 1,688,428 shares of Common Stock as of December 31, 2013. Royce serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,688,428 shares of Common Stock.
(4)	According to a Schedule 13G amendment filed with the SEC on February 10, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”), Price Associates has sole voting power with respect to 254,300 shares of Common Stock and sole dispositive power over 2,126,570 shares of Common Stock as of January 31, 2014. These shares are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,126,570 shares of Common Stock; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the Common Stock. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the Common Stock, is vested in the individual and institutional clients which Price Associates serves as an investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the shares of Common Stock is owned by any one client subject to the investment advice of Price Associates. With respect to the Common Stock owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (the “T. Rowe Price Funds”), only State Street Bank and Trust Company, as custodian for each of such T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such T. Rowe Price Fund participate proportionately in any dividends and distributions so paid.

(5)	According to a Schedule 13G amendment filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 29,075 shares of Common Stock, sole dispositive power with respect to 1,308,029 shares of Common Stock and shared dispositive power with respect to 28,175 shares of Common Stock as of December 31, 2013. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 28,175 shares of the Common Stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 900 shares of the Common Stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Vanguard may be deemed to beneficially own 1,336,204 shares of Common Stock.

(6)	According to a Schedule 13G amendment filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 1,065,830 shares of Common Stock and shared dispositive power with respect to 2,153,707 shares of Common Stock as of December 31, 2013. Wellington serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,153,707 shares of Common Stock, which are held of record by clients of Wellington. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership of our Common Stock by: (i) each director of the Company; (ii) each director nominee of the Company; (iii) each Named Executive Officer (as defined herein) of the Company set forth below in the “Compensation Discussion and Analysis”; and (iv) all current directors and executive officers of the Company as a group. Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of April 2, 2014.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Charles Fabrikant(3)	1,271,866	6.17%
David Berz(4)	875	*
Pierre de Demandolx(5)	18,581	*
Dick Fagerstal(6)	55,683	*
Oivind Lorentzen(7)	268,106	1.30%
Andrew R. Morse(8)	56,259	*
R. Christopher Regan(9)	39,157	*
Paul Robinson(10)	28,021	*
Richard Ryan(11)	18,894	*
Steven J. Wisch(12)	35,803	*
All current directors and executive officers as a group (11 persons)(13)	2,089,422	10.14%

*	Less than 1.0%.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.
(2)	The information contained in the table above reflects “beneficial ownership” of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days after the Record Date.
(3)	Includes 549,700 shares of Common Stock that Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 348,529 shares of Common Stock; (ii) VSS Holding Corporation, of which he is President and sole stockholder, the record owner of 89,236 shares of Common Stock; (iii) the Article Seven Trust, of which he is a trustee, the record owner of 1,434 shares of Common Stock; (iv) the Charles Fabrikant 1974 Trust, of which he is a trustee, the record owner of 1,540 shares of Common Stock; (v) the Jane Strasser 1974 Trust, of which he is a trustee, the record owner of 1,540 shares of Common Stock; (vi) the Sara J. Fabrikant 2012 GST Exempt Trust, of which he is a trustee, the record owner of 12,000 shares of Common Stock; (vii) Sara Fabrikant, his wife, the record owner of 14,826 shares of Common Stock; (viii) the Estate of Elaine Fabrikant, over which he is the executor, the record owner of 18,995 shares of Common Stock; (ix) the Charles Fabrikant 2012 GST Exempt Trust, of which his wife is a trustee, the record holder of 60,000 shares of Common Stock; (x) the Harlan Saroken 2009 Family Trust, of which his wife is a trustee, the record holder of 800 shares of Common Stock; and (xi) the Eric Fabrikant 2009 Family Trust, of which his wife is a trustee, the record owner of 800 shares of Common Stock; and includes 73,600 shares of restricted stock over which Mr. Fabrikant exercises sole voting power and 261,176 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(4)	Includes 750 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(5)	Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(6)	Includes 8,800 shares of restricted stock over which Mr. Fagerstal exercises sole voting power and 12,164 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(7)	Includes 56,000 shares of restricted stock over which Mr. Lorentzen exercises sole voting power, 32,500 shares of Common Stock that Mr. Lorentzen may be deemed to own through various trusts held for his children and 63,990 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(8)	Includes 30,928 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.
(9)	Includes 5,095 shares of Common Stock that Mr. Regan may be deemed to own through various trusts held for his children and 30,062 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.
(10)	Includes 15,760 shares of restricted stock over which Mr. Robinson exercises sole voting power and 600 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(11)	Includes 11,020 shares of restricted stock over which Mr. Ryan exercises sole voting power and 1,200 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(12)	Includes 33,928 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.
(13)	The number of shares of our Common Stock owned by all current directors and executive officers includes 652,916 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company), the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Company’s By-Laws, as amended (the “By-Laws”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations, determines the corporate policies and appoints the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company.

Pursuant to the By-Laws, the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of a majority of the entire Board. The size of the Board is presently fixed at seven members. The By-Laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All of the nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in this Proxy Statement.

Director Independence

The Board has adopted standards for determination of director independence in compliance with the Corporate Governance Listing Standards of the NYSE. A copy of the Director Independence - Categorical Standards is available to holders of the Company’s Common Stock free of charge on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance – Governance Documents.” A director is deemed independent if the Nominating and Corporate Governance Committee and the Board find that the director is independent under the NYSE’s governance standards and the additional standards approved by the Board, which go beyond those required by the NYSE. The Board evaluates the facts and circumstances of each director candidate. For a director to be deemed independent, the Board must conclude that a director does not have any relationship that is likely to impair his or her ability to act independently.

The Board has affirmatively determined that each member of the Board meets the Company’s independence standards with the exception of Mr. Fabrikant (because he is the current Executive Chairman of the Company) and Mr. Lorentzen (because he is the current Chief Executive Officer of the Company).

Executive Sessions

The Company's non-management directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by Mr. Morse as the Lead Independent Director, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Executive Chairman and the Chief Executive Officer;

•	acting as chairman for any Board meetings when the Executive Chairman is not present;
•	conferring with the Executive Chairman and the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Executive Chairman and the Chief Executive Officer) and the Executive Chairman and the Chief Executive Officer as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors;
•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and
•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.

Communications with the Board or Non-Employee Directors

Stockholders or interested parties who wish to communicate with the Board, its Lead Independent Director and/or non-management and independent directors may do so in writing, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: SEACOR Holdings Inc., Attn: Corporate Secretary, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316 or by e-mail to corporatesecretary@ckor.com. The non-management and independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the non-management and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.” Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet based reporting tool provided by EthicsPoint (www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Board Candidate Evaluation

The process by which Board candidates are identified and assessed begins with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is asked to identify, screen and review individuals qualified to serve as directors and ultimately recommend to the Board candidates for election at the Company’s Annual Meeting of Stockholders. After completing its evaluation, the Nominating and Corporate Governance Committee presents its recommendation to the Board for consideration and approval. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board (including current directors being considered for re-election), and the Board in its consideration of such candidates, consider each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;
•	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;

•	prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which the Company operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

Having evaluated the Board candidates pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.

The Company will report any material change to this procedure in an appropriate filing with the Securities and Exchange Commission (the “SEC”) and will make any such changes available promptly on the Investor Relations section of the Company’s website at www.seacorholdings.com.

Biographical Information

Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	69	Executive Chairman	December 1989
David R. Berz(1)(2)	66	Director	February 2014
Pierre de Demandolx(1)(2)	73	Director	April 1994
Oivind Lorentzen	63	Director and Chief Executive Officer	August 2001
Andrew R. Morse(1)(2)(3)	68	Lead Independent Director	June 1998
R. Christopher Regan(1)(3)	59	Director	September 2005
Steven J. Wisch(2)(3)	52	Director	August 2003

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Charles Fabrikant is Executive Chairman and has been a director of the Company and several of its subsidiaries since the Company's inception in 1989. Effective September 2010, Mr. Fabrikant resigned as President and Chief Executive Officer of the Company and was designated Executive Chairman. Mr. Fabrikant has served as a director and member of the Audit Committee of Diamond Offshore Drilling, Inc., a contract oil and gas driller, since January 2004. Mr. Fabrikant serves as the Non-Executive Chairman of the Board of the Company's former aviation division, Era Group Inc. (“Era Group”), an international helicopter operator providing transportation services to the offshore drilling industry. He served as the President and Chief Executive Officer of Era Group from October 2011 through April 2012. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of the Company. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University.

With over thirty years experience in the maritime, transportation, investment and environmental industries and his position as the founder and former President and Chief Executive Officer of the Company, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as a director.

David R. Berz was a partner of Weil, Gotshal & Manges LLP, from August 1985 through December 2013, where he headed the law firm's environmental practice. Mr. Berz is a nationally acknowledged authority on U.S. and international environmental law. As a litigator, he served as lead counsel in civil and criminal environmental matters involving federal and state water, air, and hazardous waste and substance statutes. He regularly counseled multinational corporations and boards of directors in developing environmental compliance and social responsibility programs and serves as environmental counsel to financial institutions. He co-authored the three-volume treatise Environmental Law in Real Estate and Business Transactions and frequently lectures and writes on a broad range of environmental topics. Mr. Berz received the American Bar Association’s 2011 Award for Excellence in Environmental and Resources Stewardship. Mr. Berz serves on the Board of Trustees of the Legal Aid Society of the District of Columbia and on the Board of Governors of the American Jewish Committee. He is past president of the Dean’s Council of the George Washington University School of Law.

Mr. Berz’s extensive knowledge of U.S. and international environmental law has been and will continue to be of invaluable assistance to the Company in complying with local, state, federal and international water and air quality standards.

Pierre de Demandolx has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company, since October 2003 and a director of Capital Product LP, an international transportation company focused on the crude tanker industry, since November 2011 after its merger with Crude Carriers Corp. He was a director of Crude Carriers Corp. from March 2010 until October 2011. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation (“CNN”), a Paris-based public shipping company owned by Worms et Cie until 1998, and owned by Compagnie Maritime Belge until 2001. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

Mr. de Demandolx’s extensive experience in the shipping and energy industries adds great value to the Board as his experience is directly related to the Company’s lines of business and adds perspective to the Compensation Committee of which he is a member.

Oivind Lorentzen was appointed Chief Executive Officer of the Company in September 2010. He is also a director of the Company's former aviation division, Era Group. From 1990 until September 2010, Mr. Lorentzen was President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, a leading private equity fund in the maritime industry, from 2000 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., a privately owned corporation engaged as an inland marine service provider, and a director of Genesee & Wyoming Inc., an owner and operator of short line and regional freight railroads.

Mr. Lorentzen adds a valuable perspective to the Board given his strong background in finance in the maritime industry, having served as the CEO of an investment management and ship-owning company specializing in ship finance.

Andrew R. Morse has been a Managing Director and Senior Portfolio Manager of Morse, Towey and White, a wholly-owned wealth management unit of High Tower Advisors Inc., a Chicago based firm of investment advisors since July 31, 2010. In addition, Mr. Morse serves on the Board of Directors of High Tower Advisors Inc. Mr. Morse was a managing director and senior portfolio manager of UBS Financial Services, Inc. from October 2001 until July 2010. Mr. Morse was Senior Vice President-Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards and is Treasurer of the American Committee of the Weizmann Institute of Science and serves on the Management Committee of the Weizmann Institute of Science in Rehovot, Israel. Mr. Morse served as a director of Seabulk International, Inc. both before and following its merger with the Company in July 2005 until March 2006.

Mr. Morse’s deep experience in wealth management and corporate finance provides a valuable resource to the Board. In addition, his finance experience through advising high net worth individuals and investment entities adds a valuable perspective to the Board and makes him well qualified to serve as Chairman of the Audit Committee. In addition, foreign governments have sought his experience on international corporate finance with respect to issues such as complex energy crisis management and other significant matters of public policy related to the Company’s lines of business.

R. Christopher Regan is Co-Founder and, since March 2002, Managing Director, of The Chartis Group, a management consultancy group offering strategic, operational, risk management, governance and compliance advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a healthcare management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a healthcare information services company. Mr. Regan also serves as a Trustee of Hamilton College and Ascension Health Ventures.

Mr. Regan’s experience providing advice regarding business valuations, risk management, financial governance and compliance adds to the Board’s breadth of experience on these important factors, and especially benefits the Compensation and Audit Committees, of which he is a member.

Steven J. Wisch has been the Managing Partner of El Dorado Partners, LLC, an investment firm since 2013. Mr. Wisch was a Co-Founder of IREO, an Indian real estate development fund from 2005 through 2013 and the Co-Founder and Managing Partner of India Equity Partners, an Indian private equity fund, from 2006 through 2013. From November 2003 through 2005, Mr. Wisch was President of Related Investments, a New York based private investment firm. From December 2001 through August 2002, Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York based not-for-profit organization. In December 2001, Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and again from 1987 through December 2001. Mr. Wisch also serves on the Boards of Louis Dreyfus Commodities Holdings, the U.S.-India Business Council, and Channel Control Merchants, LLC. Mr. Wisch serves on various advisory boards at Stanford University including the Global Studies Task Force, The School of Humanities and Sciences' Advisory Council and The Center for South Asia. Mr. Wisch is Co-Chairman of The Ramer Institute in Berlin, Germany, and is a member of the Council on Foreign Relations.

Mr. Wisch’s experience with the Company dates back to his time at Goldman Sachs. He introduced Goldman Sachs to SEACOR and Goldman Sachs became an early investor in the Company. He also worked on the Company’s initial public offering. His strong finance background and international and investment banking experience qualify him as a financial expert and bring significant value to the Audit Committee of which he is a member.

Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such reporting persons, the Company believes that during the 2013 fiscal year all Section 16(a) filing requirements were satisfied.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF

Meetings

During the year ended December 31, 2013, the Board held ten meetings. The Board also took action pursuant to Unanimous Written Consent on four occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2013. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, all six Board members then serving attended the Company’s 2013 Annual Meeting.

Compensation of Directors

Directors who are also officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During 2013, non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 per meeting for telephonic attendance.

The SEACOR Holdings Inc. Amended 2007 Share Incentive Plan, as amended through April 23, 2012 (the “Amended Share Incentive Plan”), is administered by the Board or by a committee designated by the Board, under which each non-employee director is granted options and shares of Common Stock. It is the policy of the Board to award annual equity grants to each non-employee director consisting of 3,000 options to purchase shares of Common Stock and 500 shares of Common Stock at its regularly pre-scheduled annual meetings. The 500 shares of Common Stock granted are delivered in four equal installments beginning with the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, “Unvested Stock Award”). These grants are made on dates previously established by the Board and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards. If our 2014 Share Incentive Plan is approved, future grants to directors will be made under the new plan.

The exercise price of the options granted is the fair market value per share of Common Stock on the date the options were granted. Options are exercisable at any time following the earlier of the first anniversary of, or the next Annual Meeting after, the date of grant, for a period of up to ten years from the date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or a change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised within one year after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or termination of service as a director by reason of death or disability. If a non-employee director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards will terminate.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2013.

Name	Fees earned or paid in cash(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Total ($)
David R. Berz(1)(2)(7)	—	—	—	—
Pierre de Demandolx(1)(2)(8)	94,000	41,869	81,390	217,259
Richard Fairbanks(9)	3,322	10,840	—	14,162
Blaine V. Fogg(10)	6,022	10,555	—	16,577
John Hadjipateras(11)	26,589	8,849	—	35,438
Andrew R. Morse(1)(2)(3)(12)	128,000	41,869	81,390	251,259
R. Christopher Regan(1)(3)(13)	122,000	41,869	81,390	245,259
Steven Webster(14)	4,022	10,555	—	14,577
Steven J. Wisch(2)(3)(15)	116,000	41,869	81,390	239,259

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 for each meeting attended by telephone.
(5)	On June 26, 2013, each of the non-employee directors was granted 500 shares of Common Stock (consistent with the previous year). The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 without regard to forfeitures for stock-based compensation (Formerly FAS 123R). Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K. The shares of Common Stock are delivered in four equal installments beginning with the date of grant and on the dates that are three, six and nine months thereafter.
(6)	On June 26, 2013, each of the non-employee directors was granted 3,000 options to purchase shares of Common Stock (consistent with the previous year). The dollar amount of option awards set forth in this column is equal to the grant date fair value of such option awards calculated in accordance with FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the compensation cost are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K. The options are exercisable at any time following the earlier of the first anniversary of, or the next annual meeting after, the date of grant, provided that such non-employee director continues to serve as a director of the Company on that date, subject to earlier acceleration upon death, disability, voluntary retirement or change in control.
(7)	Mr. Berz joined the Board on February 10, 2014, and received no compensation in 2013.
(8)	As of December 31, 2013, Mr. de Demandolx had 3,000 outstanding options to purchase Common Stock, of which none were exercisable.
(9)	Mr. Fairbanks resigned from the Board on January 23, 2013.

(10)	Mr. Fogg resigned from the Board on January 14, 2013 to join the board of Era Group upon its spin-off from the Company.
(11)	Mr. Hadjipateras resigned from the Board on April 11, 2013.
(12)	As of December 31, 2013, Mr. Morse had 34,794 outstanding options to purchase Common Stock, of which 31,794 were exercisable.
(13)	As of December 31, 2013, Mr. Regan had 30,062 outstanding options to purchase Common Stock, of which 27,062 were exercisable.
(14)	Mr. Webster resigned from the Board on January 14, 2013 to join the board of Era Group upon its spin-off from the Company.
(15)	As of December 31, 2013, Mr. Wisch had 33,928 outstanding options to purchase Common Stock, of which 30,928 were exercisable.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: Investor_Relations@ckor.com.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers, and employees and its Supplemental Code of Ethics is applicable to SEACOR’s Executive Chairman, Chief Executive Officer and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

Committees of the Board

The Company has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: Investor_Relations@ckor.com.

Nominating and Corporate Governance Committee

Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies;
•	recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including those related to Board candidates submitted for consideration by stockholders;
•	reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;
•	periodically reviewing the size of the Board and recommending any appropriate changes;
•	overseeing the evaluation of the Board and management;
•	recommending changes in director compensation; and
•	various governance responsibilities.

Charter and Meetings. The Nominating and Corporate Governance Committee held one meeting during the last fiscal year. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the NYSE listing standards. The current members of the Nominating and Corporate Governance Committee are Messrs. Berz, de Demandolx, Morse and Wisch (Chair).

Selection of Board Nominees. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management to attract candidates with those qualifications.

To identify new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from its members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;
•	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;
•	prior or current association with institutions noted for their excellence;
•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;
•	an understanding of the Company’s businesses and the environment in which the Company operates; and
•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

The Nominating and Corporate Governance Committee has the authority to retain a search firm to assist it in these efforts. After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval.

The Nominating and Corporate Governance Committee evaluated the director nominees and recommended that the Board nominate each director nominee named above for re-election.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the procedures required under the Company’s By-Laws for nomination of directors by stockholders and described in this Proxy Statement under the heading “Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and meet the criteria outlined above will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.

Audit Committee

Committee Function. The Audit Committee assists the Board to fulfill its responsibility to oversee:

•	management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;
•	the selection and performance of the Company’s independent registered public accounting firm (including its qualifications and independence);
•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;
•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;
•	risk management and controls, which include assisting management in identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.

Charter and Meetings. The Audit Committee held ten meetings during the last fiscal year. The charter of the Audit Committee is available on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance - Governance Documents.”

The current members of the Audit Committee are Messrs. Morse (Chair), Regan and Wisch. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the applicable rules of the NYSE. The Board has further determined that Mr. Morse is an “Audit Committee Financial Expert” within the meaning of the regulations of the SEC, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee recognizes that Company management, including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm has more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee’s principal responsibilities include: (i) appointing and reviewing the performance of the independent registered public accounting firm; (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent registered public accounting firm; (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures; (iv) reviewing and reassessing the adequacy of the Company’s charter; (v) reviewing with management any significant risk exposures; (vi) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements; (vii) reviewing and discussing with management and the independent registered public accounting firm all critical accounting policies and practices used by the Company and any significant changes thereto; (viii) reviewing and discussing with management, the independent registered public accounting firm and the internal auditor any significant findings during the year, including the status of previous audit recommendations; (ix) assisting the Board in monitoring compliance with legal and regulatory requirements; and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

AUDIT COMMITTEE REPORT

In connection with the Company’s consolidated financial statements for the year ended December 31, 2013, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•	discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees; and
•	received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with Ernst & Young LLP that firm's independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

The foregoing report is respectfully submitted by the Audit Committee.

Andrew R. Morse
R. Christopher Regan
Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function.    The Compensation Committee, among other things:

•	approves, either on its own or in consultation with the Company’s independent directors, the compensation of the Executive Chairman, the Chief Executive Officer, other executive officers, and certain officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000;
•	evaluates the performance of the Executive Chairman and the Chief Executive Officer and reports its findings to the Board;
•	reviews, approves and makes recommendations with respect to changes in incentive compensation and equity-based plans;
•	approves all grants of stock options and restricted stock awards;
•	reviews and makes recommendations with respect to director compensation;
•	prepares a report to be included in the Company’s annual proxy statement; and
•	conducts an annual performance self-evaluation.

The Chairman of the Compensation Committee sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Executive Chairman, the Chief Executive Officer and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the actions of the Compensation Committee regarding compensation of executive officers to the full Board. The General Counsel supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Compensation Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation. The Compensation Committee determined not to employ a compensation consultant with respect to 2014 compensation. Data required by the Compensation Committee was collected by the Company's Legal and Finance departments from outside data services, such as Equilar’s research database, a resource for analyzing executive compensation and executive pay trends, and through publicly available compensation-related information.

Charter and Meetings.    The Compensation Committee met four times in 2013 and acted by Unanimous Written Consent on three occasions. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Compensation Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the listing standards of the NYSE.

Interlocks and Insider Participation.    The members of the Compensation Committee during fiscal year 2013 were Messrs. De Demandolx, Morse and Regan (Chair). Mr. Berz joined the Compensation Committee in February 2014. Each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2013; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The foregoing report is respectfully submitted by the Compensation Committee.

David R. Berz
Pierre De Demandolx
Andrew Morse
R. Christopher Regan

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary – 2013 Company Performance and Compensation Actions

Overview

SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. The Company conducts its activities in the following reporting segments:

Offshore Marine Services operates a diverse fleet of support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide.

Inland River Services owns, operates, invests in and markets river transportation equipment primarily used for moving agricultural and industrial commodities and chemical and petrochemical products on the U.S. Inland River Waterways, primarily the Mississippi River, Illinois River, Tennessee River, Ohio River and their tributaries, and the Gulf Intracoastal Waterways. Internationally, Inland River Services has operations on the Magdalena River in Colombia and noncontrolling interests in operations on the Parana-Paraguay River Waterways and in a transshipment terminal at the Port of Ibicuy, Argentina.

Shipping Services invests in, operates and leases a diversified fleet of U.S.-flag and foreign-flag marine transportation-related assets, including deep-sea cargo vessels primarily servicing the U.S. coastwise petroleum trade and harbor tugs servicing ships docking in the U.S. Gulf and East Coast ports, and through its noncontrolling investment in Dorian LPG, Ltd. owns and operates foreign-flag Very Large Gas Carriers. Additional assets and services include liner and short-sea transportation to and from ports in Florida, Puerto Rico, the Bahamas and the Western Caribbean, a terminal support and bunkering operation in St. Eustatius, a U.S.-flag articulated tug and dry-bulk barge operating on the Great Lakes and technical ship management services.

Illinois Corn Processing LLC (“ICP”) operates an alcohol manufacturing, storage and distribution facility located in Pekin, Illinois. The Company owns a 70% interest in ICP. A flexible production platform and infrastructure enables ICP to produce, store and distribute a variety of high quality alcohol used in the food, beverage, industrial and petrochemical end-markets as well as fuel grade ethanol.

Other has activities that primarily include:

•	noncontrolling investment in emergency and crisis services;
•	agricultural commodity trading and logistics;
•	lending and leasing activities; and
•	noncontrolling investments in various other businesses.

Our Executive Chairman, Chief Executive Officer and Chief Financial Officer, as well as the other executive officers included in the Summary Compensation Table on page 36, are referred to as the “Named Executive Officers” or “NEOs” throughout this Proxy Statement.

Our Business Environment

The segments in which we operate are fragmented with many competitors and are driven by macroeconomic conditions that influence the need for our services. The Company's financial success and growth are dependent on maintaining a relevant asset base for its lines of business, anticipating trends in logistics and equipment design and market movements, maintaining efficient operations spread over many geographic regions, building the business organically as well as finding new investments and acquisitions to build on existing businesses, pro-actively managing its cash and balance sheet, ensuring access to capital, and finding new investment opportunities. Mergers and acquisitions, divestitures, the successful formation and maintenance of joint ventures, designing and building new equipment and trading assets are all essential elements of the Company's business.

In 2013, we engaged in several significant corporate transactions, including:

(i)	the spin-off of Era Group, the company that operated SEACOR's Aviation Services business segment, by means of a dividend to SEACOR's stockholders of all the issued and outstanding common stock of Era Group, which is now an independent company whose common stock is listed on the New York Stock Exchange under the symbol “ERA”;
(ii)	the entry into an agreement with Hyundai Heavy Industries Co., Ltd. (“HHI”), through a subsidiary of SEACOR Ocean Transport Inc., for the construction of two Very Large Gas Carriers (“VLGCs”) with expected deliveries in 2014 and an option to purchase up to three additional VLGCs (the “HHI Transaction”);
(iii)	the execution of agreements and arrangements with Dorian (Hellas) S.A. (“Dorian”) and its affiliates under which the Company agreed to (a) subscribe for shares of common stock of Dorian LPG, Ltd., a Marshall Islands company and an affiliate of Dorian (“Dorian LPG”), for a net cash investment of approximately $112.5 million, (b) contribute to Dorian LPG the ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI, (c) sell to Dorian the ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI and (d) assign to Dorian LPG its rights with respect to the vessels under option with HHI; and Dorian agreed to (w) contribute to Dorian LPG three VLGCs and certain other vessels currently owned by Dorian affiliates, (x) transfer to Dorian LPG the ownership interest in the Company subsidiary acquired from the Company referred to above, (y) assign to Dorian LPG its rights with respect to the vessels under option with HHI and (z) transfer its vessel management activities to Dorian LPG (the “Dorian Transactions”);
(iv)	termination of the Company's $360.0 million unsecured Revolving Credit Facility Agreement;
(v)	the placement of $230.0 million aggregate principal amount of its 3.00% convertible senior notes due 2028 (the “Convertible Notes”) receiving net proceeds from the offering of approximately $223.7 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses; and
(vi)	entry into a Contract for Construction with National Steel and Shipbuilding Company (“NASSCO”), a wholly-owned subsidiary of General Dynamics Corporation, through Seabulk Tankers, Inc., for the construction and purchase of three 50,000 DWT (deadweight tonnage) product tankers for expected delivery in May 2016, March 2017 and October 2016, with an option for a fourth vessel (the “NASSCO Transaction”).

In 2013, the Company:

•	achieved a 77% year-over-year increase in operating income to $100.0 million;
•	increased after-tax earnings from continuing operations by $21.9 million to $47.2 million;
•	earned a 90% year-over-year increase in diluted earnings per common share from continuing operations to $2.32;
•	increased the cash and near cash asset position by $331.9 million to $825.6 million; and

•	sold property and equipment for net proceeds of $274.3 million ($263.9 million in cash and $10.4 million in seller financing). Specifically, during the year ended December 31, 2013, the Company sold:
•	nineteen offshore support vessels and other equipment for net proceeds of $174.1 million and gains of $40.3 million, of which $28.6 million was recognized currently and $11.7 million was deferred. In addition, the Company recognized previously deferred gains of $0.1 million;
•	sixteen dry cargo barges, eight 30,000 barrel tank barges and other equipment for net proceeds of $30.1 million and gains of $6.6 million, of which $3.7 million was recognized currently and $2.9 million was deferred. In addition, the Company recognized previously deferred gains of $2.9 million; and
•	eight harbor tugs and other equipment for net proceeds of $62.2 million and gains of $15.4 million, of which $3.2 million was recognized currently and $12.2 million was deferred. In addition, the Company recognized an impairment charge of $3.0 million related to two U.S.-flag harbor tugs while under construction, which were sold and leased back upon their completion.

Consideration of Say-On-Pay Vote Results

At the Company's 2013 Annual Meeting of Stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company's Named Executive Officers. Stockholders expressed substantial support for the compensation of the Company's Named Executive Officers, with over 92% of the votes cast in favor of the “say-on-pay” advisory resolution approving the Company's Named Executive Officer compensation. The Compensation Committee considered the results of the 2013 advisory vote and also considered other factors in evaluating the Company's executive compensation programs as discussed in this Compensation Discussion and Analysis.

Significant 2013 Compensation Actions

For 2013, the Compensation Committee continued to structure our senior executives' pay packages so that a significant portion of their 2013 compensation was dependent upon performance. These actions included the following:

•	keeping salaries at 2012 levels (which, for most individuals have not increased from levels set in 2007);
•	adjustments in annual cash bonuses awarded in response to and individual performance; and
•	slightly reduced equity awards.

Current Executive Compensation “Best Practices”

For 2013, we employed the following executive compensation best practices:

•	Froze Base Salaries. In 2013, we generally kept our NEOs' base salaries the same since 2007.
•	Deferred 40% of Annual Bonuses. We continued our practice of deferring payment of 40% of our NEOs' annual bonuses to subsequent years, with 20% to be paid in the first quarter of 2015 and the remaining 20% to be paid in the first quarter of 2016.
•	Five-Year Vesting of Restricted Stock and Stock Options. Typically, approximately one-half of each executives' long-term incentive grant is delivered as stock options (priced at four designated quarterly dates throughout the year of grant) and one-half as restricted stock, each of which has a five-year vesting period.
•	Peer Benchmarking Practices. While we reviewed general market data to set 2013 compensation levels, we did not target any particular level against a set peer group as we do not believe a completely comparable group exists.
•	Implemented a Clawback Policy. The Company implemented a clawback policy applicable to our NEOs' executive compensation starting in 2013.
•	No Repricing or Replacing Outstanding Stock Options. We have never repriced or replaced any of our outstanding stock options.
•	No Perquisites. We do not grant perquisites to our NEOs that are different from the perquisites available to all our employees generally.

•	No Tax Gross-ups. We have never provided any tax gross-up payments to NEOs and have no contract or agreement with any NEO that provides for a tax gross-up payment, including those related to change-of-control payments subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
•	No Excessive Severance Payments. We have no termination arrangements with our NEOs, and there are no excessive severance payments in case of their termination of employment.
•	No Hedging By Our NEOs. The Company has adopted prohibitions against hedging of Company stock.
•	No Pledging By Our NEOs. The Company has adopted prohibitions against pledging of Company stock.
•	No Guaranteed Bonuses. We believe that bonuses should reflect actual company and individual performance. Therefore, we do not guarantee bonus payments to our NEOs.
•	No Common Performance Metrics Used for Annual and Long-Term Incentives. As detailed below, we use different performance metrics for our annual and long-term incentive plans.
•	No Employment Contracts with NEOs. We do not maintain any employment contracts with our NEOs.
•	No Severance Agreements with NEOs. We do not maintain any severance agreements with our NEOs.
•	No Change-of-Control Agreements with NEOs. We do not maintain any change-of-control agreements with our NEOs.

Executive Compensation Philosophy and Objectives

The Company seeks to align the interests of its executive officers and key managers with those of its stockholders by granting stock options and awarding restricted stock under an extended vesting schedule of five years. Using five-year vesting for both restricted stock and stock option awards reflects the Company's expectation that senior executives with influence over the Company's strategic decisions regard themselves as long-term owners with values consistent with long-term stockholders, which is evident by the significant amount of equity voluntarily held by senior executives long after equity awards have vested. In addition, the Company's payout of bonuses over three years, with 60% distributed in the first year and 20% distributed in each of the following two years, further demonstrates the Company's philosophy of rewarding longer-term financial and operating performance.

Setting Executive Compensation

Oversight of Compensation Programs

The Compensation Committee is responsible for overseeing our senior executive compensation programs. See page 16 of this Proxy Statement for more information on the role and responsibilities of the Compensation Committee in its review of executive compensation and related corporate governance, and page 4 of this Proxy Statement for a discussion of the Company's assessment of risk related to its compensation programs.

Use of Compensation Consultants

The Compensation Committee determined not to employ a compensation consultant in determining or recommending the amount or form of officer or director compensation for 2013. Data required by the Compensation Committee was collected by the Company's Legal and Finance departments and outside data services, such as Equilar and reviewed and discussed from time to time at Compensation Committee meetings.

Role of Executive Officers in Compensation Decisions

In evaluating executive compensation, both the Executive Chairman and the Chief Executive Officer focus on senior employees and their progress in meeting individual goals in relation to how well their peers, their respective business units and the entire Company have performed. In a series of informal group discussions and formal Compensation Committee meetings typically held in the latter part of each year through March of the following year, the Compensation Committee, the Executive Chairman and the Chief Executive Officer meet to review the following factors in setting compensation for senior executives:

(i)	the Company’s corporate transactions, financial results and projections;

(ii)	the individual performance of the Company’s executive officers and the overall performance of each business unit;
(iii)	the Executive Chairman’s and the Chief Executive Officer’s recommendations; and
(iv)	prevailing conditions in the job market.

Role of the Compensation Committee

In addition, the Compensation Committee considers the following factors:

(i)	market comparisons for cash and equity compensation;
(ii)	the potential for future roles within the Company;
(iii)	the risk in not retaining an individual;
(iv)	total compensation levels before and after the recommended compensation amounts;
(v)	compensation summaries for each senior executive that total the dollar value of all compensation-related programs, including salary, annual incentive compensation, long-term compensation, deferred compensation and other benefits; and
(vi)	the fact that the Company has not entered into employment contracts and does not provide perquisites, supplemental retirement or severance programs.

The Compensation Committee also meets in executive session to consider the factors above for senior executives and to utilize these factors in evaluating the Executive Chairman's and the Chief Executive Officer's proposed compensation and performance. Additional meetings of the Compensation Committee are held as appropriate to review and approve stock option grants and restricted stock awards to newly hired employees or to current employees in connection with promotions within the Company.

Consideration of Risk from Compensation Program

The Compensation Committee considers the impact the compensation program has on the Company's risk management efforts. The Compensation Committee believes that the Company's compensation program is structured to provide proper incentives for executives to balance risk and reward appropriately and in accordance with the Company's risk management philosophy, particularly by having a significant portion of the executives' compensation vest over a three- to five-year time line. Compensation distributed over a period of years serves to reinforce the benefit of long-term decision making and the Compensation Committee's ability to reward decisions that, although they may have a perceived short-term negative effect, serve the Company's (and our stockholders') best interests in the long-term.

Deductibility of Executive Compensation

The Company reviews the total expenses attributed to executive compensation, and the accounting and tax treatment of such programs. The Company addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining stockholder approval of the Management Incentive Plan (the “MIP”), which is submitted for reapproval in Proposal No. 3, and by allowing certain grants under the Amended Share Incentive Plan to qualify as performance-based compensation. Three of the five Named Executive Officers participated in the MIP for 2013. The Compensation Committee considers the benefits Section 162(m) of the Internal Revenue Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Internal Revenue Code if it determines that it is in our best interest not to do so.

Clawback Policy

Effective for fiscal 2013, the Company adopted a policy whereby it will seek to recoup compensation paid to NEOs in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of: 1) the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or 2) the fraud, theft, misappropriation, embezzlement or intentional misconduct by an executive.

Policy Against Pledging and Hedging Company Securities

During fiscal 2013, the Company revised its Policy on Insider Trading to prohibit hedging and pledging of Company securities by our directors, senior officers and employees.

Setting Compensation in Relation to Performance

The Company evaluated and set 2013 executive compensation in the context of the current economic conditions, the Company’s performance and the performance of its key personnel. Compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Although, as discussed below, the Company utilizes performance targets in setting certain bonus and equity awards in accordance with Section 162(m) of the Internal Revenue Code, the Company believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and the use of its discretion to alter awards based on performance targets. The Company believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Company constructs its compensation incentives to reward consistent and durable performance.

In measuring returns and performance of management, the Compensation Committee subjectively weighs, among other factors:

•	stockholder returns on equity on both a before and after-tax basis;
•	operating cash flow for the Company and its business units;
•	returns on operating assets;
•	cash generated relative to cost of replacement;
•	quality of the asset base;
•	results of trading assets;
•	tax strategies and cash retention;
•	financing activity;
•	degree of risk inherent in the balance sheet;
•	success of corporate strategies, mergers and acquisitions and divestitures; and
•	effective use of finance strategies.

The Compensation Committee does not pre-establish performance targets for any of the above-mentioned factors or assign a weighting to any of the various factors.

For 2013, the Compensation Committee reviewed the Company’s performance and that of its business segments and compared these results based on the foregoing parameters to those achieved by other companies in similar lines of business to the extent that comparison was possible. The Compensation Committee considered competitive compensation levels and pay practices within industries that hire personnel with the types of leadership, operating, financial and legal skills required to oversee and grow the Company’s business, such as shipping, banking, finance, law, investment management, private equity, logistics and commodity trading. It receives data on pay practices of companies in the shipping business, energy services, finance and leasing, investment management and industrial manufacturing sectors. Due to differences in reporting and accounting practices, levels of balance sheet leverage and quality of asset base, the Compensation Committee does not believe industry performance “benchmarks” are useful or appropriate. Due to differences in corporate strategies and responsibilities of executive officers and key managers, the Compensation Committee and management also believe it is not useful or appropriate to “benchmark” compensation of its officers to those at any single group of other companies.

The Compensation Committee's Subjective Consideration

The Compensation Committee’s compensation philosophy is that subjective consideration of the different elements described herein is necessary to provide the flexibility to make appropriate compensation decisions without solely relying on the use of formulas or benchmarking. Consequently, the Compensation Committee believes it is in the Company’s and the Stockholders' best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

Market Information

The Compensation Committee also reviews reports on executive compensation trends issued by respected publications, and compiles compensation information through Equilar, proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with obviously similar lines of operating business considered in connection with the Compensation Committee’s compensation analysis include: Bristow Group, GATX Corporation, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., Kirby Corporation, Nabors Industries Ltd., Oceaneering International, Inc., Overseas Shipholding Group, Inc., Tidewater Inc. and Transocean Ltd. The Compensation Committee also considers compensation practices at various investment banking institutions and private equity funds, as it believes the skill sets of its executives overlap with those required by those institutions. The Compensation Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels.

Elements of Compensation

Overview

Alignment with our executive compensation philosophy is achieved through the executive compensation components for our senior executives, including our Named Executive Officers, outlined below.

Compensation Element	Compensation Objectives and Principles		Relation to Performance	2013 Actions/Results
Base Salary - Fixed annual cash; paid on a semi-monthly basis.	•	Compensate NEOs for services rendered during the year in the form of fixed cash compensation.	Increases in base salary reflect market positioning, economic conditions and the Compensation Committee's assessment of company and individual performance over the prior year.	Base salaries were unchanged from 2012 and generally unchanged from 2007.
	•	Base salary levels are set to reflect the NEO's role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.
Annual Bonus - Cash, paid 60% in the year awarded and 20% in each of the next two subsequent years.	•	Reward senior executives, including NEOs, for performance over a one-year period.	Annual bonuses reflect company and individual performance.	Bonus awards were adjusted from 2012 levels in response to company and individual performance.
	•	Payment is not guaranteed and levels vary according to company and individual performance.
Long-Term Incentives (LTI) -	•	Align NEOs’ interests with those of the Company's stockholders and drive long-term value creation.	Prior-year Company and individual performance are two of several factors the Compensation Committee considers when determining the size of the LTI grants for a given year.	Approximately 50% of NEOs' LTI grant was in stock options for 2013. Approximately 50% of NEOs' LTI grant was in Restricted Stock for 2013.
• Stock Options - Typically, approximately one-half of each executives' LTI grant is delivered as Stock Options with a five-year vesting period and priced at four designated quarterly dates throughout the year of grant.
	•	Pay for performance.
	•	Reward NEOs for long- term growth.
	•	Attract, retain and reward NEOs for company and individual performance.
• Restricted Stock - Typically, approximately one-half of the executive's LTI grant is delivered as Restricted Stock.
Health and Welfare Benefits - Eligibility to participate in our broad-based health and welfare plans, e.g., health insurance.	•	Identical to benefits provided to all Company employees.	Not directly related to performance. Reflects competitive pay practice.	No significant actions regarding health and welfare benefits in 2013.
	•	Attract, retain and motivate.
Retirement Plans - Eligibility to participate in our broad-based 401(k) plan for all employees.	•	Identical to benefits provided to all company employees.	Not directly related to performance. Reflects competitive pay practice.	No significant actions regarding retirement plans in 2013.
	•	Attract, retain and motivate.
Perquisites - None	•	The Company does not provide any perquisites.	The Company believes existing pay practices are sufficient to attract and retain senior management.	No actions with respect to perquisites in 2013.

Base Compensation

Base salary levels reflect the experience and skill required for executing the Company’s business strategy and overseeing its businesses and operations. The Compensation Committee places an emphasis on the compensation for the Executive Chairman and the Chief Executive Officer to ensure it reflects operating performance and strategic direction. Together with Messrs. Fabrikant and Lorentzen, the Compensation Committee also reviews the compensation of the other Named Executive Officers and select senior officers to achieve the correct balance of incentives to appropriately reward and retain the Company’s executives and maximize their performance over the long-term.

As explained above, the Compensation Committee determined not to increase the base salary of any of the Named Executive Officers in 2013, which generally have remained unchanged since 2007. Base salary is established at levels designed to be consistent with professional and market norms based on relevant experience. An increase in base salary will be awarded to reflect increased responsibility, success in meeting market conditions, growth in job performance, and cost of living changes. The Executive Chairman and the Chief Executive Officer assess senior employees on their progress in meeting individual goals in relation to how well their peers and the entire Company perform.

The Compensation Committee considers the following factors in setting base salaries:

•	the Company’s results and projections for the current fiscal year;
•	conditions in the job market;
•	job performance;
•	industry conditions and market compensation levels, generally;
•	potential for future growth roles within the Company; and
•	the risk in not retaining an individual.

Base salary levels for senior managers are also set in recognition of the fact that the Company has no:

•	formal retirement program or severance plans;
•	supplemental employee retirement program;
•	employment agreements or pre-committed bonuses;
•	perquisites;
•	gross-up provisions; or
•	non-ordinary course benefit plans.

The chart below details the 2013 base salaries for our NEOs:

BASE SALARIES

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)	Change %	Rationale
Charles Fabrikant Executive Chairman	700,000	700,000	—	Base salary levels reflect the NEO's role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.
Richard Ryan Senior Vice President and Chief Financial Officer	350,000	350,000	—	See above.
Oivind Lorentzen Chief Executive Officer	700,000	700,000	—	See above.
Paul Robinson Senior Vice President, General Counsel and Secretary	350,000	350,000	—	See above.
Dick Fagerstal Senior Vice President Corporate Development and Finance	350,000	350,000	—	See above.

Annual Bonus

Bonus awards are discretionary. Management and the Compensation Committee believe that determining bonuses on a case-by-case basis for each individual is the best approach for the Company.

The Company adopted, and the stockholders approved, the MIP under which maximum cash bonuses are based on objective, quantitative performance criteria. Under Section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” (as currently defined in Section 162(m) of the Internal Revenue Code – a company’s principal executive officer and any of such company’s three other most highly compensated executive officers named in the proxy statement (not including the chief financial officer)) to be deductible by the Company, such compensation must qualify as “performance based.” Bonus amounts payable under the MIP are based on performance criteria that qualify such bonus amounts as performance based for purposes of the exemption from the limitations of Section 162(m) of the Internal Revenue Code. This allows the Company to take advantage of a deduction with respect to bonuses paid under the MIP to any covered employees who earn in excess of $1,000,000. Under the terms of the MIP, notwithstanding the achievement of any performance criteria, the Compensation Committee retained and, for 2013, exercised its discretion to reduce all awards under the MIP.

With reference to the MIP performance targets, but using no formula, the Compensation Committee determined cash and equity bonus awards (i.e., reducing the amounts otherwise payable under the MIP) by considering the Company’s financial performance and that of its business units and investments, taken in context of the overall business environment, and each individual’s contribution to that performance without providing particular weight to any individual factor. The Compensation Committee, in conjunction with the Executive Chairman and the Chief Executive Officer, also evaluated the performance of senior managers in achieving specific initiatives, such as executive corporate transactions and financings, improving safety records, controlling costs, increasing output of work and creativity in performing assigned responsibilities. Performance was reviewed for senior managers in a multi-year context, considering contributions to decisions and strategies initiated in the past that may affect the present.

The chart below details the 2013 annual bonuses for our NEOs:

ANNUAL BONUS

		Payments
Named Executive Officer	2013 Bonus ($)	Q1 2014 (60%) ($)	Q1 2015 (20%) ($)	Q1 2016 (20%) ($)
Charles Fabrikant Executive Chairman	2,200,000	1,320,000	440,000	440,000
Richard Ryan Senior Vice President and Chief Financial Officer	675,000	405,000	135,000	135,000
Oivind Lorentzen Chief Executive Officer	1,300,000	780,000	260,000	260,000
Paul Robinson Senior Vice President, General Counsel and Secretary	500,000	300,000	100,000	100,000
Dick Fagerstal Senior Vice President Corporate Development and Finance	300,000	180,000	60,000	60,000

The cash component of bonus compensation is paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is currently paid on the deferred portion of bonus compensation at the rate of approximately 1.5% per annum. This rate is set and approved by the Compensation Committee. The objective is to establish a retention system that links executives to the outcome of their decisions over a period of years.

Long Term Incentives

The Company believes that the use of equity awards to align the interests of senior employees with the Company’s long-term growth has proven successful in fostering a sense of ownership. It is the policy of the Compensation Committee to approve annual equity grants at regularly pre-scheduled meetings. These grants are made on dates previously established by the Compensation Committee and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

Stock Options

Stock option awards, in any given year, are made for service during the preceding calendar year, but are priced in four equal installments during the immediately following calendar year on dates set by the Compensation Committee (such date for each installment, a “Grant Date”). The Compensation Committee has determined that, by pricing stock options four times per year, the exercise prices would more approximately mirror share price levels during the year and reduce the random nature of pricing once per year. The first date is on or about March 4 and the following three dates are established at three-month intervals. In 2014, the Compensation Committee approved stock option awards for 2013 service on March 6, and set subsequent quarterly pricing dates on June 4, September 4 and December 4. The option price for each grant is based on the closing price of the Company’s shares on the Grant Date. The stock option awards vest ratably over five years.

Based on the Compensation Committee's determination, the Named Executive Officers were granted the following stock options for 2013:

STOCK OPTIONS

	Annual Option Grant Amount	Vesting on March 4 of each year
Named Executive Officer		2015	2016	2017	2018	2019
Charles Fabrikant Executive Chairman	30,000	6,000	6,000	6,000	6,000	6,000
Richard Ryan Senior Vice President and Chief Financial Officer	—	—	—	—	—	—
Oivind Lorentzen Chief Executive Officer	30,000	6,000	6,000	6,000	6,000	6,000
Paul Robinson Senior Vice President, General Counsel and Secretary	5,000	1,000	1,000	1,000	1,000	1,000
Dick Fagerstal Senior Vice President Corporate Development and Finance	—	—	—	—	—	—

Restricted Stock

The Company awards restricted stock that vests ratably over five years. Based on the Compensation Committee's determination, the Named Executive Officers were granted the following amounts of restricted stock for 2013:

RESTRICTED STOCK

	Annual Restricted Stock Grant Amount	Vesting on March 4 of each year
Named Executive Officer		2015	2016	2017	2018	2019
Charles Fabrikant Executive Chairman	22,000	4,400	4,400	4,400	4,400	4,400
Richard Ryan Senior Vice President and Chief Financial Officer	—	—	—	—	—	—
Oivind Lorentzen Chief Executive Officer	22,000	4,400	4,400	4,400	4,400	4,400
Paul Robinson Senior Vice President, General Counsel and Secretary	5,000	1,000	1,000	1,000	1,000	1,000
Dick Fagerstal Senior Vice President Corporate Development and Finance	—	—	—	—	—	—

Stock Ownership

The Company has no formal policy requiring employees to retain vested restricted stock or options, but it prefers that executive officers maintain ownership and considers this factor when determining compensation packages.

The Compensation Committee annually reviews grant history and dispositions of options and restricted stock to determine if awards serve the purpose of building ownership.

Compensation of the Executive Chairman (the Principal Executive Officer), the Chief Financial Officer (the Principal Financial Officer) and Other Named Executive Officers

Executive Chairman (Principal Executive Officer): Mr. Charles Fabrikant (Age: 69)

As described above, the Compensation Committee did not use a formula to determine Mr. Fabrikant’s salary, bonus and equity awards for 2013. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Fabrikant was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

In establishing base and bonus compensation for Mr. Fabrikant, the Compensation Committee considered as reference points pay and benefit practices in the legal profession, finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Compensation Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

For 2013, the Compensation Committee considered Mr. Fabrikant's role in creating long-term stockholder value by, in particular, successfully completing the following corporate transactions:

(i)	the spin-off of Era Group, the company that operated SEACOR's Aviation Services business segment, by means of a dividend to SEACOR's stockholders of all the issued and outstanding common stock of Era Group, now an independent company whose common stock is listed on the New York Stock Exchange under the symbol “ERA”;
(ii)	the entry into an agreement with HHI, through a subsidiary of SEACOR Ocean Transport Inc., for the construction of two VLGCs with expected deliveries in 2014 and an option to purchase up to three additional VLGCs;
(iii)	the execution of agreements and arrangements with Dorian and its affiliates under which the Company agreed to (a) subscribe for shares of common stock of Dorian LPG for a net cash investment of approximately $112.5 million, (b) contribute to Dorian LPG the ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI, (c) sell to Dorian the ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI and (d) assign to Dorian LPG its rights with respect to the vessels under option with HHI; and Dorian agreed to (w) contribute to Dorian LPG three VLGCs and certain other vessels currently owned by Dorian affiliates, (x) transfer to Dorian LPG the ownership interest in the Company subsidiary acquired from the Company referred to above, (y) assign to Dorian LPG its rights with respect to the vessels under option with HHI and (z) transfer its vessel management activities to Dorian LPG;
(iv)	termination of the Company's $360.0 million unsecured Revolving Credit Facility Agreement;
(v)	the placement of $230.0 million aggregate principal amount of its 3.00% convertible senior notes due 2028, receiving net proceeds from the offering of approximately $223.7 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses; and
(vi)	entry into a Contract for Construction with NASSCO, through Seabulk Tankers, Inc., for the construction and purchase of three 50,000 DWT (deadweight tonnage) product tankers for expected delivery in May 2016, March 2017 and October 2016, with an option for a fourth vessel.

The achievements outlined above and the successful operation of the Company's diverse business units led to the following results in 2013:

•	achievement of a 77% year-over-year increase in operating income to $100.0 million;
•	increase of after-tax earnings from continuing operations by $21.9 million to $47.2 million;
•	earning a 90% year-over-year increase in diluted earnings per common share from continuing operations to $2.32;
•	increase in the cash and near cash asset position by $331.9 million to $825.6 million; and
•	sale of property and equipment for net proceeds of $274.3 million ($263.9 million in cash and $10.4 million in seller financing). Specifically, during the year ended December 31, 2013, the Company sold:
•	nineteen offshore support vessels and other equipment for net proceeds of $174.1 million and gains of $40.3 million, of which $28.6 million was recognized currently and $11.7 million was deferred. In addition, the Company recognized previously deferred gains of $0.1 million;

•	sixteen dry cargo barges, eight 30,000 barrel tank barges and other equipment for net proceeds of $30.1 million and gains of $6.6 million, of which $3.7 million was recognized currently and $2.9 million was deferred. In addition, the Company recognized previously deferred gains of $2.9 million; and
•	eight harbor tugs and other equipment for net proceeds of $62.2 million and gains of $15.4 million, of which $3.2 million was recognized currently and $12.2 million was deferred. In addition, the Company recognized an impairment charge of $3.0 million related to two U.S.-flag harbor tugs while under construction, which were sold and leased back upon their completion.

The Compensation Committee recognized that decisions made and actions taken by Mr. Fabrikant years earlier facilitated the successful implementation of these corporate actions, and were key in the development of the Company's global operations, while delivering solid financial performance, positioning for future growth, providing strong leadership and cultivating a talented management team. The Compensation Committee believes Mr. Fabrikant executed the corporate initiatives described above while providing improved results. The Compensation Committee also considered the improved results in the Company's offshore marine and shipping services business lines.

In particular, in determining the fiscal 2013 compensation for Mr. Fabrikant, the Compensation Committee considered the financial and non-financial factors described above, as well as the following additional skills:

•	leadership experience, professional experience, ability to teach and train, communication skills and unique combination of business and legal background;
•	development and growth of diverse business units, the divestiture of which has unlocked significant stockholder value;
•	deal-making and transactional skills, particularly his experience with international business transactions;
•	familiarity with sophisticated capital markets and broad asset classes; and
•	experience in developing interrelated businesses, particularly in the shipping, inland, offshore and energy industries.

In setting Mr. Fabrikant's bonus for the 2013 fiscal year, the Compensation Committee focused on the Company's successful spin-off of Era Group, the placement of the Convertible Notes and its entry into various commercial arrangements, including the HHI Transaction, the Dorian Transactions and the NASSCO Transaction, and the overall results for the Company, which generally increased year-over-year.

The Compensation Committee determined that Mr. Fabrikant's base salary for 2014 should remain the same as in the prior year at $700,000. His bonus was increased from $1,500,000 for 2012 to $2,200,000 for 2013, his stock option grant award remained the same with options to purchase 30,000 shares of Common Stock, and his restricted stock award was slightly increased from 20,000 shares for 2012 to 22,000 shares for 2013. The Compensation Committee noted Mr. Fabrikant has a history of holding a meaningful percentage of restricted stock once vested and has generally waited to exercise most of his stock options near their dates of expiration.

As a result of his original investment in the Company and such retention of equity awards, Mr. Fabrikant beneficially owns 1,271,866 shares of Common Stock, representing a beneficial ownership stake of over 5% of the Company's outstanding Common Stock. The Compensation Committee believes such holdings demonstrate Mr. Fabrikant's commitment to the Company in both his capacity as an executive and as a stockholder. Although Mr. Fabrikant's compensation is slightly higher than the other Named Executive Officers, the Compensation Committee believes Mr. Fabrikant's solid results as the Company's steward and primary architect of its growth and diversification over the past 26 years, his 42 years of experience in shipping and related businesses, his professional skills, visibility in financial circles and familiarity with a wide range of different businesses merit the compensation awarded to him.

Chief Financial Officer (Principal Financial Officer): Mr. Richard Ryan (Age: 59)

As described previously, the Compensation Committee did not use a formula in determining Mr. Ryan’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Ryan is not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Ryan is a certified accountant in the United Kingdom, where he started his career in the UK Atomic Energy Authority. He holds an MBA from the University of East Anglia. Prior to joining the Company, he worked for one of the Company’s Offshore Marine Services' competitors in their accounting departments in the United States, Singapore and the United Kingdom. Mr. Ryan was recruited to the Company in 1996 as International Controller and, prior to his appointment as Chief Financial Officer in September 2005, served as SEACOR Marine International’s Chief Operating Officer.

Mr. Ryan, in addition to being responsible for managing all financial personnel and supervising reporting and preparation of financial statements, is responsible for internal controls, overseeing information technology and risk management, supervising human resources, complying with public reporting requirements and the Sarbanes-Oxley Act, and providing services to the Board and the business units, including development of analytical tools for understanding the operating performance of the different business units of the Company. In order to handle these responsibilities, the Executive Chairman, the Chief Executive Officer and the Compensation Committee believe that familiarity with international transactions, accounting experience and background in operations are important skills.

Mr. Ryan played a central role in the execution of the Company's strategic acquisitions and divestitures, which included due diligence, planning and oversight of all of the Company's 2013 transactions. In particular, Mr. Ryan had a significant role in (i) the spin-off of Era Group, the company that operated SEACOR's Aviation Services business segment; (ii) the execution of agreements and arrangements with Dorian and its affiliates under which the Company agreed to (a) subscribe for shares of common stock of Dorian LPG for a net cash investment of approximately $112.5 million, (b) contribute to Dorian LPG ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI, (c) sell to Dorian ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI and (d) assign to Dorian LPG its rights with respect to the vessels under option with HHI; and Dorian agreed to (w) contribute to Dorian LPG three VLGCs and certain other vessels currently owned by Dorian affiliates, (x) transfer to Dorian LPG the ownership interest in the Company subsidiary acquired from the Company referred to above, (y) assign to Dorian LPG its rights with respect to the vessels under option with HHI and (z) transfer its vessel management activities to Dorian LPG; and (iii) the successful placement of $230.0 million aggregate principal amount of the Company’s 3.00% convertible senior notes due 2028, receiving net proceeds from the offering of approximately $223.7 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses.

Taking into account Mr. Ryan's skills and experience in handling investor relations, his leadership of the financial group, his efforts in improving financial administration, the overall performance of the Company and the financial and non-financial factors described above, the Compensation Committee determined that Mr. Ryan's base salary for 2014 should remain the same as in the prior year at $350,000 and his bonus was increased from $475,000 (inclusive of his special one-time bonus of $75,000) for 2012 to $675,000 for 2013. Mr. Ryan did not receive equity in respect of fiscal year 2013.

Chief Executive Officer: Mr. Oivind Lorentzen (Age: 63)

As described previously, the Compensation Committee did not use a formula in determining Mr. Lorentzen’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Lorentzen was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Lorentzen is the Chief Executive Officer and a director of the Company. Mr. Lorentzen, who shares executive responsibilities with Mr. Fabrikant, has vast experience and a deep background in shipping and industrial businesses, particularly in South America. Mr. Lorentzen provides strategic direction with the Company's debt offerings, joint ventures and acquisitions.

In establishing base and bonus compensation for Mr. Lorentzen, the Compensation Committee considered as reference points pay and benefit practices in the finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Compensation Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

For 2013, the Compensation Committee considered Mr. Lorentzen's role in creating long-term stockholder value by, in particular successfully completing the following corporate transactions: (i) the spin-off of Era Group, the company that operated SEACOR's Aviation Services business segment, by means of a dividend to SEACOR's stockholders of all the issued and outstanding common stock of Era Group, now an independent company whose common stock is listed on the New York Stock Exchange under the symbol “ERA”; (ii) the entry into an agreement with HHI, through a subsidiary of SEACOR Ocean Transport Inc., for the construction of two VLGCs with expected deliveries in 2014 with an option to purchase up to three additional VLGCs; (iii) the execution of agreements and arrangements with Dorian and its affiliates under which the Company agreed to (a) subscribe for shares of common stock of Dorian LPG for a net cash investment of approximately $112.5 million, (b) contribute to Dorian LPG ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI, (c) sell to Dorian ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI and (d) assign to Dorian LPG its rights with respect to the vessels under option with HHI; and Dorian agreed to (w) contribute to Dorian LPG three VLGCs and certain other vessels currently owned by Dorian affiliates, (x) transfer to Dorian LPG the ownership interest in the Company subsidiary acquired from the Company referred to above, (y) assign to Dorian LPG its rights with respect to the vessels under option with HHI and (z) transfer its vessel management activities to Dorian LPG; (iv) the termination of its $360.0 million unsecured Revolving Credit Facility Agreement; (v) the successful placement of $230.0 million aggregate principal amount of its 3.00% convertible senior notes due 2028, receiving net proceeds from the offering of approximately $223.7 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses; and (vi) the entry into a Contract for Construction with NASSCO, through Seabulk Tankers, Inc., for the construction and purchase of three 50,000 DWT (deadweight tonnage) product tankers for expected delivery in May 2016, March 2017 and October 2016 with an option for a fourth vessel.

The achievements noted above and the successful operation of the Company's diverse business units led to the following results in 2013:

•	achievement of a 77% year-over-year increase in operating income to $100.0 million;
•	increase of after-tax earnings from continuing operations by $21.9 million to $47.2 million;
•	earning a 90% year-over-year increase in diluted earnings per common share from continuing operations to $2.32;
•	increase in the cash and near cash asset position by $331.9 million to $825.6 million; and
•	sale of property and equipment for net proceeds of $274.3 million ($263.9 million in cash and $10.4 million in seller financing). Specifically, during the year ended December 31, 2013, the Company sold:
•	nineteen offshore support vessels and other equipment for net proceeds of $174.1 million and gains of $40.3 million, of which $28.6 million was recognized currently and $11.7 million was deferred. In addition, the Company recognized previously deferred gains of $0.1 million;
•	sixteen dry cargo barges, eight 30,000 barrel tank barges and other equipment for net proceeds of $30.1 million and gains of $6.6 million, of which $3.7 million was recognized currently and $2.9 million was deferred. In addition, the Company recognized previously deferred gains of $2.9 million; and
•	eight harbor tugs and other equipment for net proceeds of $62.2 million and gains of $15.4 million, of which $3.2 million was recognized currently and $12.2 million was deferred. In addition, the Company recognized an impairment charge of $3.0 million related to two U.S.-flag harbor tugs while under construction, which were sold and leased back upon their completion.

The Compensation Committee believes Mr. Lorentzen executed the corporate initiatives described above while providing improved results in the Company's offshore marine and shipping services business lines.

The Compensation Committee believes that the following financial and non-financial factors and skill sets will be used in determining future compensation:

•	leadership experience and conservative management philosophy;
•	deal-making and transactional skills, particularly his experience with international business transactions;
•	experience in developing a wide variety of businesses and related operations, particularly in the shipping, inland, offshore and energy industries; and
•	ability to lead, teach and train others.

The Compensation Committee determined that Mr. Lorentzen's base salary for 2014 should remain the same as in the prior year at $700,000. His bonus was increased from $1,000,000 for 2012 to $1,300,000 for 2013, his stock option grant remained the same at options to purchase 30,000 shares of Common Stock and his restricted stock award was slightly increased from 20,000 shares for 2012 to 22,000 shares for 2013.

Senior Vice President, General Counsel and Corporate Secretary: Mr. Paul Robinson (Age: 47)

As described previously, the Compensation Committee did not use a formula in determining Mr. Robinson’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Robinson is not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Robinson joined the Company in October 2007 as Senior Vice President, General Counsel and Corporate Secretary. From 1999 through June 2007, Mr. Robinson held various positions at Comverse Technology, Inc., including Chief Operating Officer, Executive Vice President, General Counsel and Secretary. Mr. Robinson also was a director at Verint Systems Inc. and Ulticom, Inc. Prior to that, Mr. Robinson was an associate attorney at Kramer, Levin, Naftalis & Frankel, LLP, counsel to the United States Senate Committee on Governmental Affairs with respect to its special investigation into illegal and improper campaign fund-raising activities during the 1996 federal election, and an associate attorney at Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Robinson received a B.A. in Political Science and was Phi Beta Kappa from State University of New York at Binghamton in 1989 and a J.D., cum laude, from Boston University School of Law in 1992.

Mr. Robinson's base compensation reflects his experience in operating the legal department of an international public company, legal knowledge and experience, and background in operations acquired during his years with other public companies. Mr. Robinson's bonus for the year ending 2013 reflects the Company's performance, his management of significant corporate transactions, complex commercial litigations and class actions, acquisitions, dispositions, securities filings, financings, and enhancing the Company's legal flexibility and reducing its costs. In determining Mr. Robinson's compensation, the Compensation Committee considered his leadership of the legal group, the overall performance of the Company and the financial and non-financial factors described above.

In particular, for 2013, the Compensation Committee considered Mr. Robinson's role in overseeing the legal aspects in several significant corporate transactions, including: (i) the spin-off of Era Group, the company that operated SEACOR's Aviation Services business segment; (ii) the entry into an agreement with HHI, through a subsidiary of SEACOR Ocean Transport Inc., for the construction of two VLGCs with expected deliveries in 2014 and an option to purchase up to three additional VLGCs; (iii) the execution of agreements and arrangements with Dorian and its affiliates under which the Company agreed to (a) subscribe for shares of common stock of Dorian LPG for a net cash investment of approximately $112.5 million, (b) contribute to Dorian LPG ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI, (c) sell to Dorian ownership of a subsidiary that is party to a contract for the construction of one VLGC with HHI and (d) assign to Dorian LPG its rights with respect to the vessels under option with HHI; and Dorian agreed to (w) contribute to Dorian LPG three VLGCs and certain other vessels currently owned by Dorian affiliates, (x) transfer to Dorian LPG the ownership interest in the Company subsidiary acquired from the Company referred to above, (y) assign to Dorian LPG its rights with respect to the vessels under option with HHI and (z) transfer its vessel management activities to Dorian LPG; (iv) the successful placement of $230.0 million aggregate principal amount of the Company’s 3.00% convertible senior notes due 2028; and (v) the entry into a Contract for Construction with NASSCO for the construction and purchase of three 50,000 DWT (deadweight tonnage) product tankers for expected delivery in May 2016, March 2017 and October 2016 with an option for a fourth vessel.

The Compensation Committee recognized the significant legal work required to facilitate the successful completion of these corporate actions and determined that Mr. Robinson's base salary for 2014 should be increased from $350,000 to $450,000 and his bonus should remain the same at $500,000 (without taking into account his special one-time bonus of $150,000 for 2012). His stock option grant award was decreased from options to purchase 7,000 shares to 5,000 shares of Common Stock, and his restricted stock award was decreased from 6,000 shares to 5,000 shares.

Senior Vice President Corporate Development and Finance: Dick Fagerstal (Age: 53)

As described previously, the Compensation Committee did not use a formula in determining Mr. Fagerstal’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Fagerstal was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Fagerstal has been associated with the Company for over 15 years. He holds an MBA from New York University. His prior experience was that of a commercial banker working with the shipping industry. Mr. Fagerstal served as Chief Financial Officer of Chiles Offshore, Inc., a publicly-traded affiliate of the Company prior to its sale, and also has experience in raising capital in the public markets and banking sector. He is responsible for managing the Company’s cash, overseeing compliance with debt covenants, and maintaining relationships with banks and rating agencies. He also works closely with the business units supporting acquisition activities.

Mr. Fagerstal's base compensation reflects his experience in banking and public company administration, knowledge base in shipping and offshore activities, and background in operations acquired during his years with Chiles Offshore, Inc. Mr. Fagerstal's bonus for the year ending 2013 reflects the Company's performance, the results of investments made in prior years in which his involvement was integral, and his successful renegotiation of various banking arrangements, including enhancing the Company's flexibility and reducing its costs. In particular, for 2013, the Compensation Committee considered Mr. Fagerstal's role in overseeing the financial aspects of several significant corporate transactions, including the termination of the Company’s $360.0 million unsecured Revolving Credit Facility Agreement and the successful placement of $230.0 million aggregate principal amount of the Company’s 3.00% convertible senior notes due 2028, receiving net proceeds from the offering of approximately $223.7 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses.

In determining Mr. Fagerstal's compensation, the Compensation Committee considered his contribution to operating performance, the overall performance of the Company and the financial factors described above. The Compensation Committee determined that Mr. Fagerstal's base salary for 2014 should remain at $350,000 and his bonus was decreased from $450,000 for 2012 to $300,000 for 2013. Mr. Fagerstal did not receive equity awards in respect of fiscal year 2013.

Executive Officers of the Registrant

Executive officers of the Company serve at the pleasure of the Board of Directors. The following sets forth information regarding John Gellert, an executive officer of the Company as of the date hereof. For information regarding our other current executive officers, Charles Fabrikant, Oivind Lorentzen, Paul Robinson, Richard Ryan and Matthew Cenac, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Senior Vice President and President of Offshore Marine Services: John Gellert (Age 44)

Mr. Gellert joined the Company as a financial and market analyst in 1992, and worked as an assistant to the Chairman for chartering and marketing. He became a Senior Vice President in 2004 and, in July 2005, assumed responsibility for the entire offshore services group. As President of Offshore Marine Services, Mr. Gellert is responsible for the Company’s offshore marine services activities. He oversees day to day trading strategies (asset purchases and acquisitions), chartering, identification of new investment opportunities, new construction opportunities, operations, and is responsible for segment profit and loss and return on capital and property, plant and equipment.

Employment Contracts/Termination of Employment/Change of Control Agreements

As mentioned above, the Named Executive Officers do not have employment, severance or change-of-control agreements with the Company.

Certain plans or arrangements, however, provide for payments to Named Executive Officers upon a termination of employment or a change in control of the Company. The information in the tables below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer's employment had terminated on December 31, 2013, given the Named Executive Officer's compensation as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company's 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the Company's stock price.

All outstanding cash bonus payments, stock options and restricted stock are payable or vest upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” For these purposes, “disability” generally means disability resulting in the Named Executive Officer being unable to perform his job. See Table VI below for the intrinsic value (that is, the value based upon the Company's stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of December 31, 2013.

Compensation Tables

Table I sets forth certain compensation information for the Executive Chairman (who is the principal executive officer), the Chief Financial Officer and the next three highest paid executive officers (which includes the Chief Executive Officer, General Counsel and Senior Vice President Corporate Development and Finance) for the years ended December 31, 2013, 2012 and 2011. Table II sets forth all restricted stock and option awards to such Named Executive Officers in 2013 and indicates the price at which options were granted during 2013. Table III sets forth all unvested restricted stock awards and all outstanding option awards at December 31, 2013, to such Named Executive Officers. Table IV sets forth all vesting of restricted stock awards and exercises of options by the Named Executive Officers during 2013. Table V sets forth non-qualified deferred compensation plan activity during 2013 for such Named Executive Officers. Table VI sets forth payments that would be made to such Named Executive Officers under certain plans or arrangements in the event of a termination of employment or a change in control of the Company.

TABLE I

SUMMARY COMPENSATION TABLE (FISCAL YEARS 2013, 2012 and 2011)

The following table sets forth certain compensation information for the Company’s Named Executive Officers in respect to the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Charles Fabrikant(3)	2013	700,000	2,200,000	1,363,400	788,500	26,828	5,078,728
Executive Chairman	2012	700,000	1,500,000	983,400	430,429	40,187	3,654,016
	2011	700,000	500,000	4,918,500	894,485	40,986	7,053,971

Richard Ryan(4)	2013	350,000	675,000	409,020	157,700	12,657	1,604,377
Senior Vice President	2012	350,000	475,000	344,190	143,476	11,367	1,324,033
and Chief Financial Officer	2011	350,000	320,000	491,850	298,162	9,287	1,469,299

Oivind Lorentzen(5)	2013	700,000	1,300,000	1,363,400	788,500	18,465	4,170,365
Chief Executive Officer	2012	700,000	1,000,000	983,400	430,429	11,307	3,125,136
	2011	700,000	500,000	—	894,485	7,082	2,101,567

Paul Robinson(6)	2013	350,000	500,000	477,190	157,700	11,030	1,495,920
Senior Vice President,	2012	350,000	650,000	344,190	143,476	12,333	1,499,999
General Counsel and Secretary	2011	350,000	400,000	491,850	298,162	9,636	1,549,648

Dick Fagerstal(7)	2013	350,000	300,000	340,850	210,267	9,172	1,210,289
Senior Vice President Corporate	2012	350,000	450,000	393,360	200,867	11,664	1,405,891
Development and Finance	2011	335,000	400,000	393,480	357,794	9,277	1,495,551

(1)	Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Interest is currently paid on the deferred portion of bonus compensation at the rate of approximately 1.5% per annum. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.”
(2)	The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2013, 2012 and 2011 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 12 of the Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K.
(3)	“All Other Compensation” for Mr. Fabrikant includes $20,444, $32,687 and $34,951 in 2013, 2012 and 2011, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $6,384, $7,500 and $6,035 in 2013, 2012 and 2011, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code.
(4)	“All Other Compensation” for Mr. Ryan includes $6,273, $3,867 and $3,252 in 2013, 2012 and 2011, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $6,384, $7,500 and $6,035 in 2013, 2012 and 2011, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(5)	“All Other Compensation” for Mr. Lorentzen includes $12,081, $3,807 and $1,047 in 2013, 2012 and 2011, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $6,384, $7,500 and $6,035 in 2013, 2012 and 2011, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(6)	“All Other Compensation” for Mr. Robinson includes $4,646, $4,833 and $3,601 in 2013, 2012 and 2011, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $6,384, $7,500 and $6,035 in 2013, 2012 and 2011, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(7)	“All Other Compensation” for Mr. Fagerstal includes $2,788, $4,164 and $3,242 in 2013, 2012 and 2011, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $6,384, $7,500 and $6,035 in 2013, 2012 and 2011, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

TABLE II

GRANTS OF PLAN–BASED AWARDS (FISCAL YEAR 2013)

The following table sets forth certain information with respect to grants of share plan-based awards during the year ended December 31, 2013, to each of the Named Executive Officers.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3)(4) (#)	Exercise or Base Price of Option Awards ($)	Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Charles Fabrikant	3/4/2013	3/4/2013	20,000			68.17	1,363,400
Executive Chairman	3/4/2013	3/4/2013		7,500	68.17	68.17	161,610
	3/4/2013	6/4/2013		7,500	77.51	77.51	186,749
	3/4/2013	9/4/2013		7,500	84.69	84.69	212,743
	3/4/2013	12/4/2013		7,500	92.10	92.10	227,399

Richard Ryan	3/4/2013	3/4/2013	6,000			68.17	409,020
Senior Vice President	3/4/2013	3/4/2013		1,500	68.17	68.17	32,322
and Chief Financial Officer	3/4/2013	6/4/2013		1,500	77.51	77.51	37,350
	3/4/2013	9/4/2013		1,500	84.69	84.69	42,549
	3/4/2013	12/4/2013		1,500	92.10	92.10	45,480

Oivind Lorentzen	3/4/2013	3/4/2013	20,000			68.17	1,363,400
Chief Executive Officer	3/4/2013	3/4/2013		7,500	68.17	68.17	161,610
	3/4/2013	6/4/2013		7,500	77.51	77.51	186,749
	3/4/2013	9/4/2013		7,500	84.69	84.69	212,743
	3/4/2013	12/4/2013		7,500	92.10	92.10	227,399

Paul Robinson	3/4/2013	3/4/2013	7,000			68.17	477,190
Senior Vice President,	3/4/2013	3/4/2013		1,500	68.17	68.17	32,322
General Counsel and Secretary	3/4/2013	6/4/2013		1,500	77.51	77.51	37,350
	3/4/2013	9/4/2013		1,500	84.69	84.69	42,549
	3/4/2013	12/4/2013		1,500	92.10	92.10	45,480

Dick Fagerstal	3/4/2013	3/4/2013	5,000			68.17	340,850
Senior Vice President Corporate	3/4/2013	3/4/2013		2,000	68.17	68.17	43,096
Development and Finance	3/4/2013	6/4/2013		2,000	77.51	77.51	49,800
	3/4/2013	9/4/2013		2,000	84.69	84.69	56,731
	3/4/2013	12/4/2013		2,000	92.10	92.10	60,640

(1)	The amounts set forth in this column reflect the number of shares of restricted stock granted in March 2013. The Company generally provides restricted stock awards that vest in five equal annual installments commencing approximately one year after the date of the award. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.
(2)	Excludes restricted stock granted on March 6, 2014, with respect to 2013 compensation as follows: Mr. Fabrikant – 22,000 shares; Mr. Lorentzen – 22,000 shares; and Mr. Robinson – 5,000 shares.
(3)	Options granted are exercisable in 20% annual increments beginning on March 4, 2014. The options are priced in four equal installments over a one-year period, with the first such installment being priced on the date of grant at an exercise price equal to the market price on that date and the remaining installments being priced quarterly thereafter at a price equal to the closing market price of Common Stock on the date of the pricing. Options not yet exercisable become immediately exercisable upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company.

(4)	Excludes stock options granted on March 6, 2014, with respect to 2013 compensation as follows: Mr. Fabrikant – 30,000 shares; Mr. Lorentzen – 30,000 shares; and Mr. Robinson – 5,000 shares. One fourth of such options are exercisable at $89.27 and the exercise price of the remainder will be determined based on the closing market price of Common Stock at each of three, six and nine months after the grant date.
(5)	The dollar amount of restricted stock and stock options set forth in this column reflects the aggregate grant date fair value of restricted stock and option awards in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K.

TABLE III

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2013)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(3) ($)
Charles Fabrikant	9,666	—		35.49	3/11/2015	4,000	(4)	364,800
Executive Chairman	9,666	—		26.99	3/11/2015	25,600	(5)	2,334,720
	9,666	—		38.95	3/11/2015	16,000	(6)	1,459,200
	9,666	—		36.09	3/11/2015	6,000	(7)	547,200
	9,666	—		41.28	3/2/2016	4,000	(8)	364,800
	9,666	—		49.34	3/2/2016
	9,666	—		52.31	3/2/2016
	9,666	—		57.77	3/2/2016
	9,666	—		58.54	3/4/2017
	9,666	—		57.70	3/4/2017
	9,666	—		52.61	3/4/2017
	9,666	—		54.76	3/4/2017
	9,666	—		58.15	3/4/2018
	9,666	—		53.15	3/4/2018
	9,666	—		48.65	3/4/2018
	9,666	—		30.26	3/4/2018
	7,732	1,934	(9)	28.44	3/4/2019
	7,732	1,934	(9)	44.96	3/4/2019
	7,732	1,934	(9)	43.11	3/4/2019
	7,732	1,934	(9)	42.42	3/4/2019
	5,799	3,867	(10)	46.19	3/4/2020
	5,799	3,867	(10)	37.18	3/4/2020
	5,799	3,867	(10)	47.35	3/4/2020
	5,799	3,867	(10)	71.62	3/4/2020
	3,866	5,800	(11)	72.45	3/4/2021
	3,866	5,800	(11)	71.35	3/4/2021
	3,866	5,800	(11)	62.01	3/4/2021
	3,866	5,800	(11)	64.22	3/4/2021
	966	3,867	(12)	72.42	3/2/2022
	966	3,867	(12)	62.43	3/2/2022
	966	3,867	(12)	63.72	3/2/2022
	966	3,867	(12)	66.62	3/2/2022
	—	7,500	(13)	68.17	3/4/2023
	—	7,500	(13)	77.51	3/4/2023
	—	7,500	(13)	84.69	3/4/2023
	—	7,500	(13)	92.10	3/4/2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(3) ($)
Richard Ryan	—	596	(9)	28.41	3/4/2019	1,200	(4)	109,440
Senior Vice President	—	596	(9)	44.95	3/4/2019	3,820	(5)	348,384
and Chief Financial	—	596	(9)	43.09	3/4/2019	2,900	(6)	264,480
Officer	—	596	(9)	42.40	3/4/2019	1,900	(7)	173,280
	—	1,288	(10)	46.19	3/4/2020	1,200	(8)	109,440
	—	1,288	(10)	37.18	3/4/2020
	—	1,288	(10)	47.34	3/4/2020
	1,934	1,288	(10)	71.62	3/4/2020
	1,288	1,934	(11)	72.45	3/4/2021
	1,288	1,934	(11)	71.35	3/4/2021
	—	1,934	(11)	62.01	3/4/2021
	—	1,934	(11)	64.22	3/4/2021
	322	1,289	(12)	72.42	3/2/2022
	322	1,289	(12)	62.43	3/2/2022
	322	1,289	(12)	63.72	3/2/2022
	322	1,289	(12)	66.62	3/2/2022
	—	1,500	(13)	68.17	3/4/2023
	—	1,500	(13)	77.51	3/4/2023
	—	1,500	(13)	84.69	3/4/2023
	—	1,500	(13)	92.10	3/4/2023

Oivind Lorentzen	3,866	—		13.87	5/19/2014	4,000	(4)	364,800
Chief Executive Officer	3,866	—		32.51	6/27/2015	6,000	(5)	547,200
	3,866	—		47.01	5/17/2016	12,000	(14)	1,094,400
	3,866	—		57.94	5/17/2017	6,000	(6)	547,200
	3,866	—		53.15	3/4/2018	6,000	(7)	547,200
	3,866	—		40.14	5/13/2019	4,000	(8)	364,800
	3,866	—		39.53	5/20/2020
	3,866	5,800	(11)	72.45	3/4/2021
	3,866	5,800	(11)	71.35	3/4/2021
	3,866	5,800	(11)	62.01	3/4/2021
	3,866	5,800	(11)	64.22	3/4/2021
	966	3,867	(12)	72.42	3/2/2022
	966	3,867	(12)	72.42	3/2/2022
	966	3,867	(12)	62.43	3/2/2022
	966	3,867	(12)	63.72	3/2/2022
	966	3,867	(12)	66.62	3/2/2022
	—	7,500	(13)	68.17	3/4/2023
	—	7,500	(13)	77.51	3/4/2023
	—	7,500	(13)	84.69	3/4/2023
	—	7,500	(13)	92.10	3/4/2023
	966	3,867	(12)	72.42	3/2/2022
	966	3,867	(12)	62.43	3/2/2022
	966	3,867	(12)	63.72	3/2/2022
	966	3,867	(12)	66.62	3/2/2022
	—	7,500	(13)	68.17	3/4/2023
	—	7,500	(13)	77.51	3/4/2023
	—	7,500	(13)	84.69	3/4/2023
	—	7,500	(13)	92.10	3/4/2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(3) ($)
Paul Robinson	—	225	(9)	28.43	3/4/2019	1,400	(4)	127,680
Senior Vice President,	—	225	(9)	44.96	3/4/2019	4,160	(5)	379,392
General Counsel and	—	225	(9)	43.10	3/4/2019	3,100	(6)	282,720
Secretary	—	225	(9)	42.41	3/4/2019	2,100	(7)	191,520
	—	1,288	(10)	46.19	3/4/2020	1,400	(8)	127,680
	—	1,288	(10)	37.18	3/4/2020
	—	1,288	(10)	47.34	3/4/2020
	—	1,289	(10)	71.62	3/4/2020
	—	1,934	(11)	72.45	3/4/2021
	—	1,934	(11)	71.35	3/4/2021
	—	1,934	(11)	62.01	3/4/2021
	—	1,934	(11)	64.22	3/4/2021
	—	1,289	(12)	72.42	3/2/2022
	—	1,289	(12)	62.43	3/2/2022
	—	1,289	(12)	63.72	3/2/2022
	—	1,289	(12)	66.62	3/2/2022
	—	1,500	(13)	68.17	3/4/2023
	—	1,500	(13)	77.51	3/4/2023
	—	1,500	(13)	84.69	3/4/2023
	—	1,500	(13)	92.10	3/4/2023

Dick Fagerstal	—	644	(9)	28.43	3/4/2019	1,000	(4)	91,200
Senior Vice President	—	644	(9)	44.96	3/4/2019	3,400	(5)	310,080
Corporate Development and	—	644	(9)	43.11	3/4/2019	2,600	(6)	237,120
Finance	—	644	(9)	42.42	3/4/2019	1,800	(7)	164,160
	—	1,546	(10)	46.19	3/4/2020	1,000	(8)	91,200
	—	1,546	(10)	37.18	3/4/2020
	—	1,546	(10)	47.35	3/4/2020
	—	1,547	(10)	71.62	3/4/2020
	—	2,320	(11)	72.45	3/4/2021
	—	2,320	(11)	71.35	3/4/2021
	—	2,320	(11)	62.01	3/4/2021
	—	2,320	(11)	64.22	3/4/2021
	—	1,804	(12)	72.42	3/2/2022
	—	1,804	(12)	62.43	3/2/2022
	—	1,804	(12)	63.72	3/2/2022
	—	1,804	(12)	66.62	3/2/2022
	—	2,000	(13)	68.17	3/4/2023
	—	2,000	(13)	77.51	3/4/2023
	—	2,000	(13)	84.69	3/4/2023
	—	2,000	(13)	92.10	3/4/2023

(1)	Options vest incrementally at a rate of one-fifth per year.
(2)	Option exercise prices in this table reflect a reduction that resulted from the spin-off of Era Group that occurred during the year ended December 31, 2013.
(3)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the Company's common stock on December 31, 2013, which was $91.20.
(4)	These shares vested on March 4, 2014.
(5)	These shares will vest on March 4, 2015, assuming continued employment with the Company.
(6)	These shares will vest on March 4, 2016, assuming continued employment with the Company.

(7)	These shares will vest on March 4, 2017, assuming continued employment with the Company.
(8)	These shares will vest on March 4, 2018, assuming continued employment with the Company.
(9)	These options vested on March 4, 2014.
(10)	These options will vest in substantially equal proportions on March 4 of 2014 and 2015, assuming continued employment with the Company.
(11)	These options will vest in substantially equal proportions on March 4 of 2014, 2015 and 2016, assuming continued employment with the Company.
(12)	These options will vest in substantially equal proportions on March 4 of 2014, 2015, 2016 and 2017, assuming continued employment with the Company.
(13)	These options will vest in substantially equal proportions on March 4 of 2014, 2015, 2016, 2017 and 2018, assuming continued employment with the Company.
(14)	These shares will vest on September 20, 2015, assuming continued employment with the Company.

TABLE IV

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2013)

The following table sets forth certain information with respect to the number of options that the Named Executive Officers exercised in 2013 and the value realized from the vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Charles Fabrikant	—	—	—	—
Executive Chairman
Richard Ryan	9,855	216,155	—	—
Senior Vice President and Chief Financial Officer
Oivind Lorentzen	3,866	250,478	—	—
Chief Executive Officer
Paul Robinson	16,367	295,812	—	—
Senior Vice President, General Counsel and Secretary
Dick Fagerstal	27,832	947,359	—	—
Senior Vice President Corporate Development and Finance

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price on the date of exercise.
(2)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

TABLE V

NON-QUALIFIED DEFERRED COMPENSATION (FISCAL YEAR 2013)

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by the Company in 2005 and provides non-employee directors and a select group of highly compensated employees (including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (the Company is not obligated to actually invest any deferred amounts in the selected investment options). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that they contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

The following table sets forth for the Named Executive Officers certain information as of December 31, 2013, and for the year then ended with respect to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Charles Fabrikant	—	—	—	—	—
Executive Chairman
Richard Ryan(1)	569	—	1,444	—	9,856
Senior Vice President and Chief Financial Officer
Oivind Lorentzen	—	—	—	—	—
Chief Executive Officer
Paul Robinson	—	—	—	—	—
Senior Vice President, General Counsel and Secretary
Dick Fagerstal	—	—	—	—	—
Senior Vice President Corporate Development and Finance

(1)	The amount reported as Executive Contributions are included as compensation in the Summary Compensation Table for 2013. The amount reported as Aggregate Earnings is interest on the investment of the Executive Contributions pursuant to investment selections made by the Executive and is not included as compensation in the Summary Compensation Table for 2013.

TABLE VI

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT,
TERMINATION WITHOUT CAUSE OR A CHANGE OF CONTROL

The following table sets forth cash bonus payments and the acceleration of stock options and restricted stock upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” as of December 31, 2013.

Name	Bonus Awards(1) ($)	Option Awards(2) ($)	Stock Awards(3) ($)	Total ($)
Charles Fabrikant	2,937,161	2,285,468	5,070,720	10,293,349
Executive Chairman
Richard Ryan	910,767	708,555	1,005,024	2,624,346
Senior Vice President and Chief Financial Officer
Oivind Lorentzen	1,824,151	1,259,083	3,465,600	6,548,834
Chief Executive Officer
Paul Robinson	791,514	632,136	1,108,992	2,532,642
Senior Vice President, General Counsel and Secretary
Dick Fagerstal	569,191	869,792	893,760	2,332,743
Senior Vice President Corporate Development and Finance

(1)	As described in footnote 1 to Table I, sixty percent (60%) of a bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the award. The amount in this table represents the total of all remaining annual installments yet to be paid as of December 31, 2013.
(2)	The dollar amount in this column reflects the accumulated value based on the difference between the strike prices and the closing price of the Common Stock on December 31, 2013, which was $91.20, for unvested options that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.” Unvested options to purchase Common Stock with strike prices greater than $91.20 were excluded.
(3)	The dollar amount in this column reflects the closing price of the Common Stock on December 31, 2013, which was $91.20, for unvested shares that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.”

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.

The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.

For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Policy).

The Related Person Transactions Policy provides that Transactions since the beginning of the last fiscal year must be approved or ratified by the Board. The Board has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Person’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

•	the Related Person’s relationship to the Company and interest in the Transaction;
•	the material facts of the Transaction, including the proposed aggregate value of such Transaction;
•	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;
•	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;
•	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;
•	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of the Company’s business; and
•	the effect of the Transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

•	use of property, equipment or other assets owned or provided by the Company, including aircraft, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for Company business purposes where the value of any personal use during the course of a year is less than $10,000;

•	reimbursement of business expenses incurred by a director or executive officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;
•	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;
•	compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of company-owned or company-provided assets, including, but not limited to, personal use of company-owned or company-provided aircraft and housing, not used primarily for company business purposes may give rise to a Transaction with a Related Person;
•	a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company manages barge pools as part of its Inland River Services segment. Pursuant to pooling agreements, operating revenues and expenses of participating barges are combined and the net results are allocated on a pro-rata basis based on the number of barge days contributed by each participant. Mr. Charles Fabrikant, the Executive Chairman of the Company, companies controlled by Mr. Fabrikant and trusts for the benefit of his children, own barges that participate in the barge pools managed by the Company. Mr. Fabrikant and his affiliates were participants in the barge pools prior to the acquisition of SCF Marine Inc. by SEACOR in 2000. In the years ended December 31, 2013, 2012 and 2011, Mr. Fabrikant and his affiliates earned $0.9 million, $0.8 million and $1.1 million, respectively, of net barge pool results (after payment of $0.2 million, $0.1 million and $0.1 million, respectively, in management fees to the Company). As of December 31, 2013 and 2012, the Company owed Mr. Fabrikant and his affiliates $0.6 million and $0.4 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pools on the same terms and conditions as other pool participants who are unrelated to the Company.

Messrs. Fabrikant and Lorentzen are directors of the Company's former aviation division, Era Group, which is also a customer of the Company. Furthermore, following the spin-off of Era Group, the Company has provided certain transition services to Era Group. The total amount earned from business conducted with Era Group, including transition services provided, was approximately $4.0 million during the year ended December 31, 2013. The Company continues to provide transition services to Era Group in 2014.

Eric Fabrikant, son of Mr. Charles Fabrikant, the Executive Chairman, is the Vice President of the Company's Commodity Trading Division and the Chief Executive Officer of the Company's Shipping Services Division. As compensation for his services as an executive of the Company during 2013, Eric Fabrikant was paid a salary of $210,000 per annum and was awarded a bonus of $150,000. Eric Fabrikant's salary in 2014 was increased to a rate of $300,000 per annum. In 2014, Eric Fabrikant was granted 4,000 shares of restricted stock and options to purchase 6,000 shares of Common Stock in recognition of his service in 2013.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, in the “Compensation Discussion and Analysis” in this Proxy Statement.

At the Company’s 2011 Annual Meeting, our stockholders voted to conduct a say-on-pay advisory vote on compensation on an annual basis. Although this stockholder advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “say-when-on-pay” vote, was non-binding, The Board adopted the stockholders' position and determined to submit a say-on-pay vote to our stockholders on an annual basis until the next say-when-on-pay vote which, in accordance with applicable law, will occur no later than our annual meeting of stockholders in 2017. This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and procedures described in this Proxy Statement.

The Company’s philosophy is to reward longer-term financial and operating performance where compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Accordingly, the Company believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and the use of its discretion to alter awards based on performance targets. The Company believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Company constructs its compensation incentives to reward consistent and durable performance.

We believe that the Company’s executive compensation programs have been effectively tailored to recruit and retain senior executives capable of executing the Company’s business strategies, overseeing its liquid assets and its various operations and appropriately aligning pay with contributions to, and leadership in, executing the Company’s business strategies. Therefore, the Board recommends that you vote in favor of the Company’s executive compensation policies and procedures for the Named Executive Officers.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 17 and the tabular and other disclosures on executive compensation beginning on page 36. Based upon that review, the Board recommends that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the Annual Meeting, which gives you the opportunity to endorse or not endorse our compensation program for the Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth therein, is hereby approved on an advisory basis.”

This say-on-pay vote is non-binding, meaning that the Board will not be obligated to take any compensation actions, or to adjust the Company’s executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present (in person or by proxy) at the Annual Meeting. Although this say-on-pay vote is non-binding, the Board and the Compensation Committee will carefully review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs. To the extent the stockholders do not approve the “say-on-pay” proposal or there is a significant vote against it, we will communicate directly with our stockholders to better understand the concerns that influenced the negative vote. The Board and the Compensation Committee would consider feedback obtained through this process in making future decisions about executive compensation programs.

The Proxy holders named on the accompanying proxy card will vote in favor of the advisory “say-on-pay” vote unless a stockholder directs otherwise.

Voting. The affirmative vote of a majority of the votes present (in person or by proxy) at the Annual Meeting is required to approve the compensation paid by the Company to the Named Executive Officers as described in this Proxy Statement. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID BY THE COMPANY TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

REAPPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE PLAN

At the 2009 Annual Meeting of Stockholders, the stockholders approved the adoption of the SEACOR Holdings Inc. Management Incentive Plan (the “MIP”) to satisfy the “performance based compensation” exception of Section 162(m) of the Internal Revenue Code (the “Code”). Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If the Compensation Committee has the authority to change the targets under a performance goal from year to year after shareholders have approved the business criteria upon which performance goals are based, the business criteria must be disclosed to and re-approved by stockholders at least every five years. It has been five years since the MIP was approved and the Company is asking stockholders to reapprove the MIP.

The following paragraphs summarize the material features of the MIP, as it is proposed to be adopted. This summary is qualified in its entirety by references to the full text of the MIP, which is attached hereto as Appendix A.

Eligibility

Executive employees who are, or are expected to be, “covered employees” under Section 162(m) of the Code and other key members of management of the Company and its subsidiaries, selected in the sole discretion of the Compensation Committee and/or the Board of Directors, are eligible to participate in the MIP. It is expected that approximately 15 employees will be eligible to participate in the MIP.

Administration

The MIP will be administered by the Compensation Committee, consisting of not less than two members of the Board, each of whom must be an “outside director” as defined in Section 162(m) of the Code. The Compensation Committee will have full power to administer and interpret the MIP.

Performance Periods and Performance Goals

A participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period (“Annual Bonus”). The maximum Annual Bonus payable to any participant is $6 million. Unless otherwise determined by the Compensation Committee or the Board, the annual performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. No later than 90 days after the beginning of each performance period, but in no event after 25% of the performance period, the Compensation Committee and/or the Board will establish (i) performance goals for such annual performance period; (ii) the performance measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the method for computing the amount of compensation payable to each participant if such performance goals are obtained; and (iv) the participants or class of participants to which such performance goals apply.

The performance goals are specific targets and objectives established by the Compensation Committee. These performance goals will primarily be based on the earnings before interest, taxes, depreciation, amortization and non-cash items based on the performance of the Company, or any business or division thereof, but may also be based on one or more of the following performance measures individually or in combination, based on the performance of the Company, or any business or division thereof: (i) revenue growth, (ii) earnings, (iii) operating income; (iv) pre- or after-tax income; (v) cash flow (before or after dividends); (vi) cash flow per share (before or after dividends); (vii) earnings per share; (viii) return on equity; (ix) return on capital (including return on total capital or return on invested capital); (x) cash flow return on investment; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) market share or penetration; (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels or expenses ratios; (xvii) employee satisfaction; (xviii) customer satisfaction; (xix) customer retention; (xx) rating agency ratings and (xxi) attainment of strategic and/or organizational development goals.

Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.

As soon as reasonably practical following the completion of each annual performance period, the Compensation Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company’s financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles. The Annual Bonus shall be paid to each participant within a reasonable period of time after the end of the annual performance period.

The Compensation Committee may not increase any Annual Bonus payable. The Compensation Committee may, however, reduce or eliminate any Annual Bonus payable; provided, however, that such action will not result in any increase in the amount of any Annual Bonus payable to any other MIP participant.

Authority

The Compensation Committee has the power to establish rules for its administration, including, without limitation, rules regarding the impact of employment termination during the performance period and prior to the date the Annual Bonus is paid.

Payment of Incentive Awards

The Annual Bonus will be paid to each participant within a reasonable period of time after the end of the performance period.

Amendment or Termination of MIP

The Board may, at any time, or from time to time, amend, suspend or terminate the MIP at any time, subject to any shareholder approval requirements of Section 162(m) of the Code.

Federal Income Tax Consequences

Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will generally receive a deduction for the amount constituting ordinary income to the participant, provided that the MIP satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of non-performance related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law. The Compensation Committee considers the benefits Section 162(m) of the Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Code if it determines that it is in our best interest not to do so.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR REAPPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

PROPOSAL NO. 4

APPROVAL OF THE SEACOR HOLDINGS INC. 2014 SHARE INCENTIVE PLAN

The Board has adopted the SEACOR Holdings Inc. 2014 Share Incentive Plan (referred to herein as the “Plan”), subject to the approval of our stockholders. If the Plan is approved by our stockholders, no future equity awards will be made pursuant to the SEACOR Holdings Inc. 2007 Share Incentive Plan, the SEACOR Holdings Inc. 2007 Share

Incentive Plan (as amended through March 11, 2009) or the SEACOR Holdings Inc. Amended 2007 Share Incentive Plan (as amended through April 23, 2012) (collectively, the “Predecessor Plans”). All existing outstanding awards will remain subject to the applicable Predecessor Plan. The Plan, if approved, will expire in 2024. In the event that our stockholders do not approve the Plan, it will not become effective, no awards will be granted under the Plan, and the Predecessor Plans will continue in accordance with their terms as previously approved by our stockholders.

Summary of the Plan

Set forth below is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the terms of the Plan, a copy of which is included in this Proxy Statement as Appendix B.

Why We Believe You Should Vote for this Item

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees, directors and consultants and that the ability to provide equity-based and/or incentive-based awards under the Plan is critical to achieving this success. We would be at a significant competitive disadvantage if we could not use stock-based awards to recruit and compensate these individuals. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our stockholders.

The use of our stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Equity compensation aligns the compensation interests of our directors, employees and consultants with the investment interests of our stockholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.

The Plan permits the granting of (i) stock options, including incentive stock options (or ISOs) entitling the optionee to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units (“RSUs”), (iv) performance awards, and (v) other awards valued in whole or in part by reference to or otherwise based on our common stock (“Other Stock-Based Awards”). Each type of award is described below under “Types of Awards Under the Plan.” Each of the awards will be evidenced by an award document setting forth the applicable terms and conditions. Some of the key features of the Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

As of April 2, 2014, only 29,684 shares remained available for issuance under the Predecessor Plans (net of 133,050 stock options to purchase shares that will be priced in substantially equal increments on June 4, 2014, September 4, 2014 and December 4, 2014). In 2013, we granted awards under the Predecessor Plans to 81 individuals covering 362,200 shares of our common stock, without taking into consideration the mandatory adjustment to previously granted awards resulting from the spin-off of Era Group. If the Plan is not approved, we will be compelled to increase significantly the cash component of our employee compensation, which may not align employee compensation interests with the investment interests of our stockholders as well as the alignment provided by equity-based awards.

If the Plan is approved, 1,000,000 shares (in addition to those remaining available under the Predecessor Plans) will be available for grant under the Plan. If the Plan is approved, no future awards will be granted under the Predecessor Plans. Based on the closing price for our common stock on April 2, 2014 of $87.42 per share, the aggregate market value as of April 2, 2014, of the 1,000,000 shares proposed to be issued under the Plan was $87,420,000.

Our long-term goal is to limit the annual average dilution from the Plan (which, if approved, will be our only equity incentive program available for future grants) to less than 10%. “Dilution” is measured as the total number of shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of the weighted average number of shares of common stock outstanding for that year. Over the past three years, our average annual dilution was 8.4%, 7.2% and 9.0% (for 2011, 2012 and 2013, respectively).

Our “burn rate” measures the number of shares under outstanding equity awards granted during a given year (disregarding cancellations), as a percentage of the weighted average number of shares of common stock outstanding for that year. It measures the potential dilutive effect of annual equity grants. Over the past three years, the burn rate was of 3.6%, 2.5% and 3.0% (for 2011, 2012 and 2013, respectively). We believe that our three-year average burn rate is within the levels recommended by shareholder advisory groups on an overall basis when taking into account our business lines in multiple industry classifications.

Our “overhang rate” measures the total number of shares under all outstanding plan awards, plus the number of shares authorized for future plan awards, as a percentage of the shares of common stock outstanding for that year. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Over the past three years, the overhang rate was 9.9%, 12.4% and 10.5% (for 2011, 2012 and 2013, respectively). If the Plan is approved by the stockholders, our overhang rate would be 14.76%, based on the number of shares of common stock outstanding as of April 2, 2014. The Plan would also result in a 4.42% increase in the “adjusted common stock outstanding,” which is the sum of the total number of shares under all outstanding awards and authorized for future plan awards (i.e., the overhang amount), plus the total number of shares of common stock outstanding.

If the Plan is approved, we intend to utilize the shares authorized under the Plan to continue our practice of incentivizing key individuals through annual equity grants. Based on our current projections, we anticipate that the shares requested under the Plan will last for approximately three years.

Plan Highlights

Double-Trigger Vesting. The Plan contains a so-called “double-trigger” vesting provision, which generally provides that awards will not be accelerated upon a change of control of the Company if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change of control.

Independent Plan Administrator. The Compensation Committee, which is composed of independent directors, administers the Plan, and retains full discretion to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan.

Reasonable Plan Limits. Subject to adjustment as described in the Plan, total awards under the Plan are limited to 1,000,000 shares of our common stock, plus any shares remaining available for issuance under the Predecessor Plans and any shares that are again available for issuance under the Plan or the Predecessor Plans. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The Plan also provides that, subject to adjustment as described in the Plan:

•	no participant will be granted awards (including stock options and SARs) under the Plan for more than 200,000 shares of common stock during any one fiscal year;
•	no participant will be granted a performance award under the Plan that is intended to qualify “performance-based compensation” under Section 162(m) for more than 200,000 shares of common stock in respect of any single performance period; and
•	no non-employee member of the Board will be granted awards (including stock options and SARs) under the Plan for more than 100,000 shares of common stock during any one fiscal year.

Stockholder Approval of Material Amendments. The Plan requires us to seek stockholder approval for any material amendments to the Plan, such as materially increasing benefits accrued to participants and materially increasing the number of shares available.

Prohibition on the Repricing of Options and SARs. The Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval (outside of certain corporate transactions or adjustment events described in the Plan). We have never repriced underwater stock options or SARs.

No Transfers of Awards for Value. The Plan requires that no awards granted under the Plan may be transferred for value, subject to exceptions for certain familial transfers.

No Discounted Stock Options or SARs. The Plan requires that the exercise price for newly-issued stock options or SARs be at least 100% of the per share “fair market value” (as defined in the Plan) on the date of grant.

Prohibition of Dividends or Dividend Equivalents on Unvested Performance Awards. The Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying performance-based awards prior to the achievement of the applicable performance objectives. Any such dividends or dividend equivalents will be deferred until and contingent upon the achievement of the underlying performance objectives.

Prohibition on Liberal Share Counting. The Plan does not permit adding back to the shares of common stock available for issuance under the Plan shares that were used to pay the exercise price of stock options or to cover withholding obligations.

Section 162(m)

The Code limits to $1.0 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers of public companies (the “Deduction Limit”). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. The Deduction Limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for “qualified performance-based compensation.” The Compensation Committee considers the benefits Section 162(m) of the Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Code if it determines that it is in our best interest not to do so.

Purpose

The Plan authorizes the Compensation Committee, or another committee designated by the Board and made up of two or more non-employee directors and outside directors (as applicable, the “Committee”), to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance.

The Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including allowing us to issue awards that may comply with the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

Shares Subject to the Plan

The Board has authorized the issuance of 1,000,000 shares of our common stock in connection with awards pursuant to the Plan. In addition, any shares remaining available for issuance under the Predecessor Plans and any shares that are again available for issuance under the Predecessor Plans are available for issuance in connection with awards pursuant to the Plan. No more than 1,000,000 of the total number of shares available for issuance under the Plan may be issued upon the exercise of ISOs. The number of shares with respect to awards (including options and SARs) that may be granted under the Plan to any individual participant in any single fiscal year may not exceed 200,000 shares, the maximum number of shares that may be paid to any individual participant in connection with awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code in respect of a single performance period may not exceed 200,000 (or the cash equivalent of such shares), and the number of shares with respect to awards (including options and SARs) that may be granted under the Plan to any individual non-employee member of the Board may not exceed 100,000 shares, each as subject to potential adjustment as described in the Plan.

Any shares of our common stock covered by an award granted under the Plan, which for any reason is canceled, forfeited or expires or, in the case of an award other than a stock option, is settled in cash, will again be available for awards under the Plan. However, (i) shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR and (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award may not again be made available for delivery to participants under the Plan.

Subject to the Plan’s share counting rules, common stock covered by awards granted under the Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common stock issued or transferred under awards granted under the Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Plan, under circumstances further described in the Plan, but will not count against the aggregate share limit or other Plan limits described above. The various limits described above are subject to potential adjustment as described in the Plan.

Plan Administration

The Plan is administered by the Committee. The Committee generally may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Committee’s determinations and interpretations under the Plan will be binding on all interested parties. The Committee may delegate to a subcommittee or to officers certain authority with respect to the granting of awards other than awards to certain officers and directors as specified in the Plan.

Eligibility

Awards may be made by the Committee to any of our employees or certain qualifying consultants, or to employees or certain qualifying consultants of our affiliates, or non-employee directors who are members of the Board or the board of directors of our affiliates; provided that ISOs may only be granted to our employees or employees of our affiliates. Currently, there are approximately 5,350 individuals whom we believe would be eligible to participate in the Plan subject to any necessary approvals by the Committee.

No Repricing Without Shareholder Approval

Except in connection with a corporate transaction or other adjustment event described in the Plan, repricing of underwater options and SARs is prohibited without stockholder approval under the Plan.

Types of Awards Under the Plan

Stock Options. Option rights may be granted that entitle the optionee to purchase shares of our common stock at a price not less than (except with respect to Substitute Awards described below) fair market value at the date of grant, and may be ISOs, nonqualified stock options, or combinations of the two. Stock options granted under the Plan will be subject to such terms and conditions, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the Plan may be made (i) in cash or its equivalent, or (ii) in the discretion of the Committee, by exchanging shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (iii) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, either through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price or (iv) in the discretion of the Committee and subject to any conditions or limitations established by the Committee, by having us withhold from shares otherwise deliverable an amount equal to the aggregate option exercise price, or (v) by a combination of the foregoing, or (vi) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of such shares so tendered to us or withheld as of the date of such tender or withholding is at least equal to the aggregate exercise price of the option. No stock option may be exercisable more than 10 years from the date of grant.

Stock Appreciation Rights. SARs granted under the Plan will be subject to such terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A SAR will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price thereof (which may not be (except with respect to Substitute Awards described below) less than fair market value on the date of grant). The Committee, in its sole discretion, will determine whether a SAR will be settled in cash, shares or a combination of cash and shares. No SAR may be exercisable more than 10 years from the date of grant. At the discretion of the Committee, SARs may, but need not be, intended to qualify as performance-based compensation.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs granted under the Plan will be subject to such terms and conditions, including the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to us, as may be determined by the Committee in its sole discretion. Each RSU will have a value equal to the fair market value of a share of our common stock. RSUs will be paid in cash, shares, other securities or other property, as determined by the Committee in its sole discretion, upon or after the lapse of the restrictions applicable thereto or otherwise in accordance with the applicable award agreement. Dividends paid on any Restricted Stock or dividend equivalents paid on any RSUs will be paid directly to the participant, withheld by us subject to vesting of the Restricted Stock or RSUs under the terms of the applicable award agreement, or may be reinvested in additional Restricted Stock or in additional RSUs, as determined by the Committee in its sole discretion.

Performance Awards. Performance awards granted under the Plan will consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee will determine. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period (as set forth in the applicable award agreement) or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may require or permit the deferral of the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

Other Stock-Based Awards. In addition to the foregoing types of awards, the Committee will have authority to grant to participants an “other stock-based award” (as defined in the Plan), which will consist of any right which is (i) not a stock option, SAR, restricted stock or RSU or performance award and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock (including, without limitation, securities convertible into shares of our common stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Plan.

Dividend Equivalents. In the sole discretion of the Committee, an award (other than options or SARs), whether made as another stock-based award or as any other type of award issuable under the Plan, may provide the participant with the right to receive dividends or dividend equivalents, payable in cash, shares, other securities or other property and on a current or deferred basis. However, for awards with respect to which any applicable performance criteria or goals have not been achieved, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests.

Performance Criteria

The Plan requires that the Committee establish measurable “Performance Criteria” for purposes of any award under the Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Performance Criteria that will be used to establish such performance goal(s) will be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) division, group or corporate financial goals; (vi) return on stockholders’ equity; (vii) return on assets; (viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) net earnings; (xiii) operating earnings; (xiv) free cash flow; (xv) attainment of strategic and operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) sales; (xxvi) net sales; (xxvii) market share; (xxviii) economic value-added models and comparisons with various stock market indices; or (xxix) reductions in costs. To the extent required under Section 162(m) of the Code, the Committee will, within the first 90 days of a performance period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period. Performance awards can be granted that either are intended to or not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Amendments

The Board may amend the Plan from time to time without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Plan, or (iii) stockholder approval is required by applicable law or securities exchange rules and regulations, and provided that no such action that would adversely affect the rights of any participant with respect to awards previously granted under the Plan will be effective without the participant’s consent.

Transferability

Each award, and each right under any award, will be exercisable only by the participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s guardian or legal representative, and no award may be sold, assigned, pledged, attached, alienated or otherwise transferred or encumbered by a participant, other than by will or by the laws of descent and distribution, and any such purported sale, assignment, pledge, attachment, alienation, transfer or encumbrance will be void and unenforceable against us or any affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, pledge, attachment, alienation, transfer or encumbrance. In no event will any award granted under the Plan be transferred for value. However, the Committee may permit the transferability of an award under the Plan by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons or other entities owned by such persons.

Adjustments

The number and kind of shares covered by outstanding awards and available for issuance or transfer (and Plan limits) under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, issuance of warrants or other rights to purchase our shares or other securities, or other corporate transaction or event. In the event of any such transaction, the Committee may, in its discretion, adjust to prevent dilution or enlargement of benefits (i) the number of our shares or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares or other securities of (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of options and SARs will equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate exercise price or grant price of such options or SARs. However, such adjustment to the Plan limits will be made only if and to the extent that such adjustment would not cause any ISO to fail to so qualify.

Change of Control

Unless a Replacement Award (as defined in the Plan) is provided to the participant, in the event of a Change of Control (as defined in the Plan), unless otherwise (i) determined by the Committee at the date of grant, (ii) set forth in the applicable award agreement, or (iii) provided in an individual severance or employment agreement to which a participant is a party, each then-outstanding option and SAR will become fully vested and exercisable and the restrictions applicable to each outstanding restricted stock award, restricted stock unit award, performance award or other stock-based award will lapse and the award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting).

With respect to a Replacement Award, upon the Involuntary Termination (as defined in the Plan) of a participant holding such Replacement Award during the period of two years after a Change of Control, (a) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (b) all options and SARs held by the participant immediately before such termination of employment that the participant also held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such option or SAR, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable award agreement).

Withholding Taxes

A participant may be required to pay to us, and, subject to Section 409A of the Code, we will have the right and are authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. In the discretion of the Committee and subject to such rules as the Committee may adopt, a participant may satisfy, in whole or in part, the withholding liability by delivery of shares owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months) with a fair market value equal to such withholding liability or by having us withhold from the number of shares otherwise issuable upon the occurrence of a vesting event a number of shares with a fair market value equal to such withholding liability.

Detrimental Activity and Recapture Provisions

Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Committee, if a participant, either during (i) his or her employment or other service with us or an affiliate or (ii) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common stock is traded.

Termination

No grant will be made under the Plan more than 10 years after March 31, 2014 (the date on which the Plan was approved by the Board), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Federal Income Tax Consequences Relating to Awards

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences. The following is not to be considered as tax advice to any persons who may be participants in the Plan, and any such persons are advised to consult with their own tax counsel.

Tax Consequences to Participants

Non-qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of our common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received.

Tax Consequences to Us or Our Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 162(m) of the Code

The Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that may be able to meet the requirements for tax deductibility under Section 162(m) of the Code. The Compensation Committee considers the benefits Section 162(m) of the Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Code if it determines that it is in our best interest not to do so.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Plan by our stockholders.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 regarding shares of the common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the Company’s equity compensation plans as well as the number of shares available for issuance under such plans. No equity compensation plans have been adopted without the approval of the Company’s stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,481,280	$57.95	346,454
Equity compensation plans not approved by security holders	0	0	0

The following table sets forth information as of April 2, 2014 regarding shares of the common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the Company’s equity compensation plans as well as the number of shares available for issuance under such plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,466,360	$59.34	29,684(1)
Equity compensation plans not approved by security holders	0	0	0

(1)	This amount is net of 133,050 stock options to purchase shares that will be priced in substantially equal increments on June 4, 2014, September 4, 2014 and December 4, 2014.

New Plan Benefits

Because awards to be granted in the future under the Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts to be received (or that would have been received had the Plan been in effect for the last fiscal year) under the Plan by our directors, officers or employees.

Vote Required

The affirmative vote of a majority in voting power of our common stock represented in person or by proxy and entitled to vote is required for the approval of the SEACOR Holdings Inc. 2014 Share Incentive Plan.

Other Information

It is the policy of the Board to award annual equity grants to each non-employee director consisting of 3,000 options to purchase shares of Common Stock and 500 shares of Common Stock at its regularly pre-scheduled annual meetings, including the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
SEACOR HOLDINGS INC. 2014 SHARE INCENTIVE PLAN.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2014. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent registered public accounting firm for the Company for the fiscal year ended December 31, 2013.

Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Annual Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

	2013	2012
Audit Fees	$2,744,948	$2,823,472
Audit-Related Fees	28,020	7,060
Tax Fees	29,719	121,681
All Other Fees	28,985	44,244
Total	$2,831,672	$2,996,457

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act, review of the Company’s quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States. All Other Fees primarily include labor law certification services provided to the Company’s foreign subsidiaries in accordance with local requirements.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the Audit Committee annually reviews and approves a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

OTHER MATTERS

Other Actions at the Annual Meeting

The Board does not intend to present any other matter at the Annual Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the U.S. cabotage laws that impose certain restrictions on the ownership and operation of vessels used to carry cargo between U.S. ports in the U.S. coastwise trade operated in the United States.

The cabotage laws relating to vessels are principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551 and the federal regulations promulgated thereunder and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires, among other things, that vessels engaged in U.S. coastwise trade be owned and operated by “citizens of the United States” within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy the following requirements to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be owned by U.S. citizens within the meaning of the Jones Act. Accordingly, if persons or organizations that are not U.S. citizens within the meaning of the Jones Act were to own more than 25% of the Company’s Common Stock, the Company would not be permitted to continue to own or operate vessels in the U.S. coastwise trade until such ownership by non-U.S. citizens was reduced to 25% or less.

To facilitate compliance with the Jones Act, the Company’s Certificate of Incorporation: (i) limits the aggregate percentage ownership by non-U.S. citizens of any class of the Company’s capital stock (including Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25%) but authorizes the Board, under certain circumstances, to increase the foregoing percentage to 24%; (ii) requires institution of a dual stock certification system to help determine such ownership; (iii) provides that any issuance or transfer of shares in excess of such permitted percentage shall be ineffective as against the Company and that neither the Company nor its transfer agent shall register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise the Company’s remedies; (iv) provides that any such excess shares shall not have any voting or dividend rights; (v) permits the Board to redeem any such excess shares; and (vi) permits the Board to make such reasonable determinations as may be necessary to ascertain the citizenship of the owners of the Company’s capital stock (including Common Stock) and implement such limitations. In addition, the Company’s By-Laws provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any non-U.S. citizen officer from acting in the absence or disability of the Chairman of the Board, the Chief Executive Officer or the President.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2013, accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER NOMINATION OF DIRECTORS

The By-Laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary of the Company at its principal executive offices not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of stockholders (subject to certain exceptions), and the notice must contain (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest of such stockholder in such business; and (C) as to the stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent stockholder lists, of the stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or other proposal between or among such stockholder, any affiliate or associate, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to shares of stock of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Any stockholder who desires to propose any matter at an annual meeting of stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such rule or said act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-Laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2015 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 25, 2014, to be eligible for inclusion in the proxy statement and proxy card relating to the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 3 of the By-Laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s Annual Meeting of Stockholders (or if there was no such prior annual meeting, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For the Board of Directors,

Paul L. Robinson
Corporate Secretary

APPENDIX A

MANAGEMENT INCENTIVE PLAN

SEACOR HOLDINGS INC.
MANAGEMENT INCENTIVE PLAN

1.    PURPOSE

The purpose of the SEACOR Holdings Inc. Management Incentive Plan (the “Plan”) is to provide senior executives of SEACOR Holdings Inc. (the “Company”) and its subsidiaries, including individuals who may be characterized as covered employees within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (such employees, “Covered Employees”) with incentive based compensation upon the achievement of established performance goals.

2.    ELIGIBILITY

Participants in the Plan will consist of such key members of management of the Company and its subsidiaries that the Compensation Committee of the Company (as defined in Section 7 hereof) and/or Board of Directors of the Company (the “Board”) in its sole discretion selects to participate. An employee who is a Participant for one annual performance period shall not have the right to be a Participant in any subsequent annual performance period.

3.    AWARDS

3.1 Annual Bonuses. A Participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period (the “Annual Bonus”), subject to the procedure and requirements of Section 4 below; provided, however, that the Compensation Committee and/or Board shall at all times have the authority and discretion to reduce or eliminate the Annual Bonus of any Participant to the extent it deems appropriate, even if performance goals are attained. Any reduction of one Participant's Annual Bonus will not result in an increase of another Participant's Annual Bonus.

3.2 Other Bonuses. The Compensation Committee and/or Board may award cash bonuses in such amounts and on such terms and conditions as it determines in its sole discretion, without regard to the procedure and requirements set forth in Section 4 below, to any individual who is or has been hired to be a key management employee of the Company or any of its subsidiaries.

4.    PROCEDURE

4.1 Performance Period. Unless otherwise determined by the Compensation Committee and/or Board, the annual performance period with respect to an Annual Bonus shall be the calendar year (January 1 - December 31).

4.2 Establishment of Goal. No later than ninety (90) days after the commencement of the performance period (but in no event after twenty-five percent (25%) of the performance period has elapsed), the Compensation Committee and/or Board shall establish (i) the performance goals applicable to the performance period; (ii) the performance measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the method for computing the amount of compensation payable to each Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.

4.3 Performance Measures. The performance goals to be achieved to earn an Annual Bonus shall primarily be based on earnings before interest, taxes, depreciation, amortization and non-cash items based on the performance of the Company, or any business or division thereof (“EBITDA”), but may also be based on one or more of following performance measures, individually or in combination, based on the performance of the Company, or any business or division thereof, (i) revenue growth, (ii) earnings, (iii) operating income; (iv) pre- or after-tax income; (v) cash flow (before or after dividends); (vi) cash flow per share (before or after dividends); (vii) earnings per share; (viii) return on equity; (ix) return on capital (including return on total capital or return on invested capital); (x) cash flow return on investment; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) market share or penetration; (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels or expenses ratios; (xvii) employee satisfaction; (xviii) customer satisfaction; (xix) customer retention; (xx) rating agency ratings; and (xxi) attainment of strategic and/or organizational development goals.

4.4 Relative Performance Measures. Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.

4.5 Certain Events. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company’s financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) discontinued operations as determined by the Compensation Committee at the time it establishes the goals in accordance with Section 4.2.

4.6 Maximum Bonus. The maximum Annual Bonus payable under the Plan to any Participant for any one calendar year is $6 million.

4.7 Determination of Bonus Amounts. As soon as reasonably practical following the completion of each performance period, the Compensation Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result thereof. The Annual Bonus shall be paid to each Participant within a reasonable period of time after the end of the performance period; provided, however, that no Annual Bonus will be paid for any performance period to any Participant who is subject to the limitations of Section 162(m) of the Code with respect to any Performance Period until such confirmation is made by the Compensation Committee.

4.8 Re-approval of Performance Measurements. The Company shall seek re-approval of the Plan and/or the performance measures listed in Section 4.3 after the first shareholder meeting that occurs in the fifth year following the year in which stockholders first approve the Plan (and every fifth year following any re-approval thereafter).

5.    PLAN ADMINISTRATION

5.1 Compensation Committee. The Plan shall be administered by the compensation committee of the Company which shall consist solely of at least two (2) “outside directors” within the meaning of Section 162(m) of the Code (the “Compensation Committee”). The Compensation Committee may delegate any of its duties and powers, in whole or in part, to any subcommittee thereof, provided such subcommittee consists solely of at least two (2) “outside directors” within the meaning of Section 162(m) of the Code.

5.2 Authority. The Compensation Committee shall have full power to administer and interpret the Plan and to establish rules for its administration, including, without limitation, rules regarding the impact of employment termination during the performance period and prior to the date the Annual Bonus or Other Bonus is paid. Any rule adopted by the Compensation Committee with respect to Covered Employees shall be consistent with the provisions of Section 162(m) of the Code.

5.3 Reliance on Advice. The Compensation Committee and/or Board, in making any determination under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and other entities and of counsel, public accountants and other professional expert persons.

6.    AMENDMENT AND TERMINATION OF THE PLAN

The Board may at any time, or from time to time, suspend or terminate the Plan, in whole or in part, or amend it in such respects as the Board may determine; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Section 162(m) of the Code, or any other applicable laws, regulations or rules.

7.    MISCELLANEOUS PROVISIONS

7.1 No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue to be employed by or perform services for the Company or any subsidiary.

7.2 Nontransferable. Except as may be approved by the Compensation Committee, a Participant’s rights and interests under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or indirectly by operation of law or otherwise (except in the event of the Participant’s death).

7.3 Withholding. The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required to be withheld with respect to such payment.

7.4 Compliance with Section 162(m). This Plan shall be administered and interpreted in accordance with Section 162(m) of the Code, to ensure the deductibility by the Company or its subsidiaries of the payment of the Annual Bonuses.

7.5 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

8.    EFFECTIVE DATE

This Plan is adopted as of January 1, 2009; provided, however, the right of any Participant who is a Covered Employee to an Annual Bonus under this Plan shall be subject to approval of the Plan by the Company’s stockholders.

APPENDIX B

SEACOR HOLDINGS INC.
2014 SHARE INCENTIVE PLAN

SEACOR HOLDINGS INC.
2014 SHARE INCENTIVE PLAN

Section 1. Purpose. The purposes of this SEACOR Holdings Inc. 2014 Share Incentive Plan are to promote the interests of SEACOR Holdings Inc. and its stockholders by (a) attracting and retaining employees and directors of, and certain consultants to, the Company and its Affiliates; (b) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and/or (c) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Performance Compensation Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company or an Affiliate; (ii) the commission of a felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of the Company or an Affiliate; (iv) the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with or a policy of the Company or an Affiliate; (v) the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

“Change of Control” shall mean the occurrence of any of the following events:

(a)    a change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(b)    during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board or any individuals who would be Continuing Directors cease for any reason to constitute at least a majority thereof; or

(c)    the Shares shall cease to be publicly traded; or

(d)    the Board shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(e)    the Board shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (b) or (c) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, unless otherwise determined by the Board in its sole discretion, any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan.

“Company” shall mean SEACOR Holdings Inc., together with any successor thereto.

“Continuing Director” shall mean (a) the directors of the Company in office on the Effective Date and (b) any successor to any such director and any additional director who after the Effective Date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

“Disabiltiy” shall mean a physical or mental disability or infirmity that prevents the performance by the Participant of his or her duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.

“Effective Date” shall have the definition as set forth in Section 18(a) of the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Plans” shall mean (a) the SEACOR Holdings Inc. 2007 Share Incentive Plan, (b) the SEACOR Holdings Inc. 2007 Share Incentive Plan (as amended through March 11, 2009) and (c) the SEACOR Holdings Inc. Amended 2007 Share Incentive Plan (as amended through April 23, 2012).

“Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, the closing sale price (excluding any “after hours” trading) of the Shares on the date of grant or the date of calculation, as the case may be, on the stock exchange or over the counter market on which the Shares are principally trading on such date (or on the last preceding trading date if Shares were not traded on such date) if the Shares are readily tradable on a national securities exchange or other market system, and if the Shares are not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Shares.

“Good Reason” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean (i) a material diminution in the Participant’s base salary from the level immediately prior to the Change of Control; or (ii) a material change in the geographic location at which the Participant must primarily perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than 50 miles away) from the geographic location immediately prior to the Change of Control; provided that no termination shall be deemed to be for Good Reason unless (a) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, (b) the Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice, and (c) the effective date of the termination for Good Reason occurs no later than one 180 days after the initial existence of the facts or circumstances constituting Good Reason.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Involuntary Termination” shall mean termination by the Company of a Participant’s employment or service by the Company without Cause or termination of a Participant’s employment by the Participant for Good Reason. For avoidance of doubt, an Involuntary Termination shall not include a termination of the Participant’s employment or service by the Company for Cause or due to the Participant’s death, Disability or voluntary resignation.

“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) or 11(d)(vi) of the Plan.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option or does not meet the requirements of Section 422 of the Code or any successor provision thereto.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or consultant to, the Company or its Affiliates, or non-employee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 and selected by the Committee, or its designee, to receive an Award under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any performance-based Awards under the Plan, including Performance Compensation Awards. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Affiliates. The Performance Criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Committee may grant performance-based Awards subject to Performance Criteria that are either Performance Compensation Awards or are not Performance Compensation Awards. The Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards shall be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) division, group or corporate financial goals; (vi) return on stockholders’ equity; (vii) return on assets; (viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) net earnings; (xiii) operating earnings; (xiv) free cash flow; (xv) attainment of strategic and operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) sales; (xxvi) net sales; (xxvii) market share; (xxviii) economic value-added models and comparisons with various stock market indices; or (xxix) reductions in costs. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to a performance-based award (including a Performance Compensation Award) of a particular Participant, whether all, some portion but less than all, or none of the performance-based award has been earned for the Performance Period.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a Performance Period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section

162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time of at least one year in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based award, including a Performance Compensation Award.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government or political subdivision.

“Plan” shall mean this SEACOR Holdings Inc. 2014 Share Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.

“Shares” shall mean the common stock of the Company, par value $.01 per share, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Substitute Awards” shall mean any Awards granted under Section 4(c) of the Plan.

Section 3. Administration.

(a)    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c)    The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to non-employee directors under the Plan.

(d)    No member of the Committee and no employee of the Company shall be liable for any determination, act or failure to act hereunder (except in circumstances involving his or her bad faith), or for any determination, act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any determination, act or failure to act with respect to their duties on behalf of the Plan (except in circumstances involving such person’s bad faith).

(e)    With respect to any Performance Compensation Award granted to a Covered Employee (within the meaning of Section 162(m) of the Code) under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.

(f)    The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. In addition, subject to applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not officers or directors of the Company subject to Section 16 of the Exchange Act or Covered Employees (within the meaning of Section 162(m) of the Code). The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Affiliate whose employees have benefited from the Plan, as determined by the Committee.

Section 4. Shares Available for Awards.

(a)    Shares Available.

(i)    Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (A) 1,000,000 Shares, plus (B) the number of Shares that remained available for issuance for future award grants under the Existing Plans as of the Approval Date, immediately prior to such approval (the “Existing Plan Shares”), plus (C) any Shares that again become available for Awards under the Plan in accordance with Section 4(a)(ii), plus (D) any Shares granted under any Existing Plan that again become available for future award grants under the applicable Existing Plan in accordance with the terms and conditions of the applicable Existing Plan; provided, that, for the avoidance of doubt, (I) all Shares granted on or prior to the Approval Date (before such approval) under any Existing Plan will be settled under the applicable Existing Plan and such settlement will not reduce the aggregate number of Shares with respect to which Awards may be granted under the Plan and (II) the Existing Plan Shares will be available for issuance under the Plan until such time as contemplated by Section 18 of the Plan. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 1,000,000 Shares. Subject in each instance to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single Participant in any fiscal year shall be 200,000 Shares, the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance

Compensation Awards” in respect of a single Performance Period shall be as set forth in Section 11(d)(vi), and the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single non-employee member of the Board in any fiscal year shall be 100,000 Shares.

(ii)    Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that (in whole or in part) have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award, any Shares that were covered by such Award will be available for issue hereunder. For the avoidance of doubt, the following Shares may not again be made available for delivery to Participants under the Plan: (A) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right or (B) Shares used to pay the exercise price or withholding taxes related to an outstanding Award.

(b)     Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines in its sole discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of Shares specified in Section 4(a)(i) (and, to the extent consistent with Section 162(m) of the Code, Section 11(d)(vi)) of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 4(b); provided, however, that any such adjustment to the numbers specified in Section 4(a)(i) (and, to the extent consistent with Section 162(m) of the Code, Section 11(d)(vi)) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

(c)    Substitute Awards.

(i)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in an acquisition or merger transaction with the Company or any subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code.

(ii)    In the event that an entity acquired by the Company or any subsidiary or with which the Company or any subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could not have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or merger. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(iii)    Any Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits described in Section 4(a)(i) of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) above will be added to the aggregate limit described in Section 4(a)(i) of the Plan.

(d)    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Affiliates (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.

Section 6. Stock Options.

(a)     Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b)    Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c)    Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)    Payment.

(i)    No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefore is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) in the discretion of the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (C) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) in the discretion of the Committee and subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(ii)    Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7. Stock Appreciation Rights.

(a)    Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights with a grant price equal to or greater than the Fair Market Value per Share as of the date of grant may be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In the sole discretion of the Committee, Stock Appreciation Rights may, but need not, be intended to qualify as performance-based compensation in accordance with Section 11 hereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b)    Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)    Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8. Restricted Stock and Restricted Stock Units.

(a)    Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)    Transfer Restrictions. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements.

(c)    Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock or dividend equivalents paid on any Restricted Stock Units shall be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock or Restricted Stock Units, as applicable, pursuant to the terms of the applicable Award Agreement, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion. Shares of Restricted Stock and Shares issued in respect of Restricted Stock Units may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee.

Section 9. Performance Awards.

(a)    Grant. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b)    Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may require or permit the deferral of the receipt of Performance Awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

(c)    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Section 10. Other Stock-Based Awards. The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above, and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

Section 11. Performance Compensation Awards.

(a)    General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 10 (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b)    Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) is/are to apply to the Company and the Performance Formula, as applicable. Within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)    Payment of Performance Compensation Awards.

(i)    Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)    Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(iii)     Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the Performance Period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate.

(iv)    Negative Discretion. In determining the final payout of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.

(v)    Timing of Award Payments. The Awards granted for a Performance Period shall be paid as provided for in any applicable Award Agreement.

(vi)    Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is 200,000 Shares or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first day of the Performance Period to which such Performance Compensation Award relates. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Performance Compensation Award is deferred and the payment date) increase (i) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Performance Compensation Award is deferred to the payment date.

Section 12. Amendment and Termination.

(a)    Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, or (iii) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(b)    Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, except in the case of a Performance Compensation Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Performance Compensation Award under Section 162(m) of the Code (in such case, the Committee will not make any modification of the Performance Criteria/Goals with respect to such Performance Compensation Award); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)    Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 12(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of this Plan.

Section 13. Change of Control.

In the event of a Change of Control, unless otherwise determined by the Committee in a written resolution at the date of grant or set forth in an Award Agreement or as provided in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability and valuation provisions will apply:

(a)    Upon a Change of Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse and such Award will be fully vested (with any applicable Performance Goals deemed to have been achieved at a target level as of the date of such vesting), except to the extent that an award meeting the requirements of Section 13(b) hereof (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 13(b) hereof to replace or adjust such outstanding Award (a “Replaced Award”).

(b)    An award meets the conditions of this Section 13(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including but not limited to the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 13(b) are satisfied will be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c)    Upon the Involuntary Termination during the period of two years after a Change of Control of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation rights held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such Option or Stock Appreciation Right, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(d)    Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any future service or performance requirements.

Section 14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Section 15. Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, during employment or other service with the Company or an Affiliate, shall engage in activity detrimental to the business of the Company. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded.

Section 16. General Provisions.

(a)    Nontransferability.

(i)    Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii)    No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. In no event may any Award granted under this Plan be transferred for value.

(iii)    Notwithstanding the foregoing, at the discretion of the Committee, an Award may permit the transferability by a Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the Award.

(b)    Dividend Equivalents. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided, that in the case of Awards with respect to which any applicable Performance Criteria/Goals have not been achieved, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying Award vests.

(c)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d)    Share Certificates. Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)    Withholding.

(i)    A Participant may be required to pay to the Company or any Affiliate, and, subject to Section 409A of the Code, the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)    Without limiting the generality of clause (i) above, in the discretion of the Committee and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option (or the settlement of such Award in Shares) a number of Shares with a Fair Market Value equal to such withholding liability.

(f)    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, restricted stock units, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.

(i)    No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

(k)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(m)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)    Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(p)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 17. Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, with interest, on the earlier of the first business day of the seventh month or death.

(d)    To the extent that the Plan and/or Awards granted thereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any regulations or other guidance that may be issued after the date of the grant. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 18. Term of the Plan.

(a)    Effective Date. This Plan shall be effective as of March 31, 2014, which was the date of its approval by the Board (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company within 12 months of the Effective Date (with such approval of stockholders being a condition to the right of each Participant to receive any Awards or benefits hereunder). Any Awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any Award, the Committee specifies otherwise at the time of grant), but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Award shall be canceled. No grants will be made under any Existing Plan on or after the date this Plan is first approved by the stockholders of the Company (the “Approval Date”), following such approval, except that outstanding awards granted under the Existing Plans shall continue unaffected following the Approval Date.

(b)    Expiration Date. No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

IMPORTANT VOTING INFORMATION

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2014), unless you provide specific instructions by completing and returning the Voting Instruction. For your vote to be counted, you now must communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company's future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at Investor_Relations@ckor.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2014

The proxy statement and annual report are available at www.seacorholdings.com (Investors-Financial Information) and at www.seacorholdingsinvestors.com.

ANNUAL MEETING OF STOCKHOLDERS OF

SEACOR Holdings Inc.

May 28, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2014:
The Notice of Meeting, Proxy Statement, Form of Proxy Card and Annual Report are available at www.seacorholdingsinvestors.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730303030000000000 7 052814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "FOR" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Charles Fabrikant
- ○ David R. Berz
- ○ Pierre de Demandolx
- ○ Oivind Lorentzen
- ○ Andrew R. Morse
- ○ R. Christopher Regan
- ○ Steven J . Wisch

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. ADVISORY APPROVAL OF THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION	☐	☐	☐
3. REAPPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE PLAN	☐	☐	☐
4. APPROVAL OF THE 2014 SHARE INCENTIVE PLAN	☐	☐	☐
5. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SEACOR'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	☐	☐	☐

The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the Annual Meeting or any adjournments thereof.

This proxy hereby revokes any proxy heretofore given by the undersigned for the Annual Meeting.

Shares represented by this proxy will be voted in the manner directed. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SEACOR Holdings Inc.

May 28, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2014:
The Notice of Meeting, Proxy Statement, Form of Proxy Card and Annual Report are available at www.seacorholdingsinvestors.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730303030000000000 7 052814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "FOR" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Charles Fabrikant
- ○ David R. Berz
- ○ Pierre de Demandolx
- ○ Oivind Lorentzen
- ○ Andrew R. Morse
- ○ R. Christopher Regan
- ○ Steven J. Wisch

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. ADVISORY APPROVAL OF THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION	☐	☐	☐
3. REAPPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE PLAN	☐	☐	☐
4. APPROVAL OF THE 2014 SHARE INCENTIVE PLAN	☐	☐	☐
5. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SEACOR'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	☐	☐	☐

The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the Annual Meeting or any adjournments thereof.

This proxy hereby revokes any proxy heretofore given by the undersigned for the Annual Meeting.

Shares represented by this proxy will be voted in the manner directed. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.